Exhibit 10.30

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 30, 2009

among

GPF ACQUISITION, LLC,

as Borrower

WALKER & DUNLOP MULTIFAMILY, INC., WALKER & DUNLOP GP, LLC,
and GREEN PARK FINANCIAL LIMITED PARTNERSHIP,

as Guarantors

WALKER & DUNLOP, LLC,

as Pledgor

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		2

1.01	Defined Terms	2
1.02	Other Interpretive Provisions	26
1.03	Accounting Terms	26
1.04	Rounding	27
1.05	Times of Day	27

ARTICLE II. THE COMMITMENTS AND LOANS		27

2.01	Loans	27
2.02	Conversions and Continuations of Loans	27
2.03	Prepayments and Repayments	27
2.04	Extension Option	28
2.05	Interest	28
2.06	Computation of Interest	29
2.07	Evidence of Debt	29
2.08	Payments Generally; Administrative Agent’s Clawback	29
2.09	Sharing of Payments by Lenders	30

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		31

3.01	Taxes	31
3.02	Illegality	32
3.03	Inability to Determine Rates	33
3.04	Increased Costs; Reserves on LIBOR Rate Loans	33
3.05	Compensation for Losses	34
3.06	Mitigation Obligations; Replacement of Lenders	35
3.07	Survival	35

ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		35

4.01	Conditions of Loan	35

ARTICLE V. REPRESENTATIONS AND WARRANTIES		38

5.01	Existence, Qualification and Power	38
5.02	Authorization; No Contravention	38
5.03	Governmental Authorization; Other Consents	38
5.04	Binding Effect	38
5.05	Base Line Projections	39
5.06	Litigation	39
5.07	No Default	39
5.08	Ownership of Property; Liens	39
5.09	Environmental Compliance	39
5.10	Insurance	40
5.11	Taxes	40
5.12	ERISA Compliance	40
5.13	Subsidiaries; Equity Interests	41
5.14	Margin Regulations; Investment Company Act	41
5.15	Disclosure	42
5.16	Compliance with Laws	42
5.17	Intellectual Property; Licenses, Etc.	42

1

5.18	Labor Matters	42
5.19	Security Documents	43
5.20	Solvency	43
5.21	Deposit Accounts	43
5.22	Brokers	43
5.23	Customer and Trade Relations	43
5.24	Material Contracts	43
5.25	Casualty	44
5.26	Transaction	44

ARTICLE VI. AFFIRMATIVE COVENANTS		45

6.01	Financial Statements	45
6.02	Certificates; Other Information	46
6.03	Notices	47
6.04	Payment of Obligations	47
6.05	Preservation of Existence, Etc.	48
6.06	Maintenance of Properties	48
6.07	Maintenance of Insurance	48
6.08	Compliance with Laws	48
6.09	Books and Records; Accountants	48
6.10	Inspection Rights; Appraisals	49
6.11	Information Regarding the Collateral	49
6.12	Environmental Laws	50
6.13	Further Assurances	50
6.14	Material Contracts	50
6.15	Operating Accounts	50
6.16	Subsequent Transaction Documents	50

ARTICLE VII. NEGATIVE COVENANTS		51

7.01	Liens; Negative Pledges	51
7.02	Investments	51
7.03	Indebtedness	51
7.04	Fundamental Changes	51
7.05	Dispositions	52
7.06	Restricted Payments; Restricted Distributions; Affiliate Tax Loans	52
7.07	Prepayments of Indebtedness	54
7.08	Change in Nature of Business	55
7.09	Transactions with Affiliates	55
7.10	Burdensome Agreements	56
7.11	Use of Proceeds	56
7.12	Amendment of Material Documents	56
7.13	Corporate Name; Fiscal Year	56
7.14	Financial Covenants	56
7.15	Warehousing Agreement	58

ARTICLE VIII. SPECIAL PROVISIONS REGARDING GREEN PARK AND WDLLC		59

8.01	Special Representations, Warranties and Covenants Concerning Green Park Eligibility as Seller/Servicer of Mortgage Loans	59
8.02	Special Representation, Warranty and Covenant with respect to Green Park Concerning Fannie Mae Program Reserve Requirements	59
8.03	Green Park Pledge of Fannie Mae Servicing Contract Rights	59

2

8.04	Special Representations, Warranties and Covenants Concerning WDLLC Eligibility as Seller/Servicer of Mortgage Loans	61
8.05	Special Representation, Warranty and Covenant with respect to WDLLC Concerning Fannie Mae Program Reserve Requirements	61
8.06	WDLLC Pledge of Fannie Mae Servicing Contract Rights	61

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		63

9.01	Events of Default	63
9.02	Remedies Upon Event of Default	66
9.03	Application of Funds	66
9.04	Fannie Mae Limitations	67
9.05	Freddie Mac Limitations	67

ARTICLE X. ADMINISTRATIVE AGENT		67

10.01	Appointment and Authority	67
10.02	Rights as a Lender	68
10.03	Exculpatory Provisions	68
10.04	Reliance by Agents	69
10.05	Delegation of Duties	69
10.06	Resignation of Agents	69
10.07	Non-Reliance on Administrative Agent and Other Lenders	70
10.08	Administrative Agent May File Proofs of Claim	70
10.09	Collateral and Guaranty Matters	71
10.10	Notice of Transfer	71
10.11	Reports and Financial Statements	71
10.12	Agency for Perfection	72
10.13	Indemnification of Agents	72
10.14	Relation among Credit Parties	72

ARTICLE XI. GUARANTEE; PLEDGES OF NON-FANNIE MAE SERVICING CONTRACTS		72

11.01	The Guarantee	72
11.02	Obligations Unconditional	73
11.03	Reinstatement	74
11.04	Subrogation; Subordination	74
11.05	Remedies	74
11.06	Continuing Guarantee	74
11.07	Pledge of Investor Servicing Rights by Green Park	74
11.08	Pledge of Investor Servicing Rights by WDLLC	76
11.09	Grant of Security Interest in Transaction Documents	78

ARTICLE XII. MISCELLANEOUS		79

12.01	Amendments, Etc.	79
12.02	Notices; Effectiveness; Electronic Communications	80
12.03	No Waiver; Cumulative Remedies	81
12.04	Expenses; Indemnity; Damage Waiver	82
12.05	Payments Set Aside	83
12.06	Successors and Assigns	83
12.07	Treatment of Certain Information; Confidentiality	86
12.08	Right of Setoff	86
12.09	Interest Rate Limitation	87

3

12.10	Counterparts; Integration; Effectiveness	87
12.11	Survival	87
12.12	Severability	87
12.13	Replacement of Lenders	88
12.14	Governing Law; Jurisdiction; Etc.	88
12.15	Waiver of Jury Trial	89
12.16	No Advisory or Fiduciary Responsibility	89
12.17	USA PATRIOT Act Notice	90
12.18	Time of the Essence	90
12.19	Press Releases	90
12.20	Additional Waivers	91
12.21	No Strict Construction	92
12.22	Attachments	92

4

SCHEDULES

2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.21	Deposit Accounts
5.24	Material Contracts
7.01	Existing Liens

EXHIBITS

A	Form of Note
B	Form of Compliance Certificate
C	Form of Assignment and Assumption

1

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of January 30, 2009 among

GPF ACQUISITION, LLC, a Delaware limited liability company (the “Borrower”),

WALKER & DUNLOP MULTIFAMILY, INC., a Delaware corporation, and WALKER & DUNLOP GP, LLC, a Delaware limited liability company, as Guarantors,

GREEN PARK FINANCIAL LIMITED PARTNERSHIP, a District of Columbia limited partnership (“Green Park”),

WALKER & DUNLOP, INC., a Delaware corporation (“WD”),

WALKER & DUNLOP, LLC, a Delaware limited liability company (“WDLLC”),

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and

BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS:

Pursuant to the Partnership Interest Purchase Agreement dated as of October 26 2006 by and among the Borrower, Sun GP Corp. and SunAmerica Life Insurance Company, as sellers, the Borrower acquired (the “Acquisition”) all of the interests of such sellers in Green Park.

At the request of the Borrower the Lenders provided a $42,500,000 term loan facility to finance the Acquisition, pursuant to the terms and subject to the conditions set forth in that certain Credit Agreement dated as of the Original Closing Date entered in to among the Borrower, Multifamily Inc., GP, Green Park, WD, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (as amended and in effect, the “Existing Credit Agreement”). As of the date hereof the current outstanding principal balance of the Loan is $33,300,000.00.

Green Park and WD have advised Administrative Agent and the Lenders that they have entered into the Transaction Documents with CGL (as hereafter defined), pursuant to which they have formed WDLLC for the purpose of creating a vehicle by which they may aggregate their assets and experience for the purpose of enhancing the business of each of Green Park, WD and CGL.

In connection with the consummation of the transactions contemplated by the Transaction Documents (the “Transaction”), parties to the Existing Agreement desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agents, the Guarantors and the Borrower hereby agree that the Existing Credit Agreement shall be amended and restated, without novation, in its entirety to read as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. In addition to terms which are defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning specified in Section 12.20(d).

“Acquisition” has the meaning specified in the Preliminary Statements hereto.

“Additional Distribution” has the meaning specified in Section 7.06(c).

“Additional Distribution Subordinated Note” has the meaning specified in Section. 7.06(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjusted Tangible Net Worth” means with respect to WDLLC, as of the date of determination thereof (net of intercompany accounts and without duplication):

(a)           the result of total assets minus total liabilities, each determined on in accordance with GAAP,

plus

(b)           the Fair Market Value of all Servicing Contracts of WDLLC,

minus

the sum of (i) the GAAP value of all Servicing Contracts of WDLLC and (ii) intangible assets of WDLLC and its Subsidiaries (only to the extent not included in the immediately preceding clause (i)).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account, as set forth in Section 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (and, if the specified Person is an individual, including any member of such Person’s immediate family (by blood or marriage)), (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Affiliate Tax Loan” has the meaning specified in Section 7.06.

“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent, and collectively means both of them.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be from time to time amended, modified, or restated, or any provision hereof waived.

“Applicable Margin” means 3.50%.

“Applicable Percentage” means with respect to each Lender, that percentage of the Commitments of all Lenders hereunder to make Loans to the Borrower. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” has the meaning specified in Section 6.10(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“At Risk Mortgage Loans” means Mortgage Loans as to which WDLLC has any loss sharing arrangement or otherwise are with recourse to WDLLC.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” is defined within the definition of “Debtor Relief Laws.”

“Base Line Projections” means the projections provided to the Administrative Agent pursuant to Section 4.01(c).

“Base Rate” means for any day a fluctuating rate per annum equal to the greater of (a) the Prime Rate for such day, or (b) sum of (i) the Federal Funds Rate for such day, plus (ii) 0.50%.

“Base Rate Loan” means the Term Loan at any time that it is required to bear interest based on the Base Rate in accordance with applicable provisions of this Agreement.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, or (c) foreign exchange facilities.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CGL” means Column Guaranteed LLC, a Delaware limited liability company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events, by which:

(a)           Mallory Walker, Howard W. Smith III, William M. Walker and Taylor S. Walker shall cease to own and control legally and beneficially (free and clear of all Liens other than Related Party Permitted Encumbrances) not less than 51% on a fully-diluted basis, of all the issued and outstanding Equity Interests in Multifamily Inc.;

(b)           Mallory Walker, Howard W. Smith III, William M. Walker and Taylor S. Walker shall cease to own and control legally and beneficially (free and clear of all Liens other than Related Party Permitted Encumbrances) not less than 51% on a fully-diluted basis, of all the issued and outstanding Equity Interests in WD; provided, however, that the parties hereto agree that a proportionate reduction in the ownership percentages set forth in this clause (b) resulting from the WD Disposition shall not constitute a Change of Control;

(c)           Mallory Walker, Howard W. Smith III, William M. Walker and Taylor S. Walker shall cease to own and control legally and beneficially (free and clear of all Liens other than Related Party Permitted Encumbrances) not less than 51% on a fully-diluted basis, of all the issued and outstanding Equity Interests in GP;

(d)           Other than pursuant to a Permitted Transfer, Mallory Walker, Howard W. Smith III, William M. Walker and Taylor S. Walker shall cease to own and control legally and beneficially (free and clear of all Liens other than Related Party Permitted Encumbrances) not less than 51% on a fully-diluted basis, of all the issued and outstanding Equity Interests in the Borrower;

(e)           Multifamily Inc., GP and Borrower shall cease to collectively and directly own and Control, legally and beneficially (free and clear of all Liens), 100% of all the issued and outstanding Equity Interests in Green Park;

(f)            GP shall cease to be the managing general partner of Green Park;

(g)           WD, Green Park, and their Affiliates shall cease to collectively and directly own and Control, legally and beneficially (free and clear of all Liens), not less than 51% of all the issued and outstanding Common Units or other voting Equity Interests issued by WDLLC, or otherwise shall cease to collectively and directly Control WDLLC;

(h)           Both Principals cease to be actively involved in the management of the Loan Parties and their Subsidiaries to the same extent as on the Original Closing Date, and, with respect to WDLLC as contemplated as of the Closing Date (except due to the Principals’ death or disability, provided, however, in such instance, any replacement of such Principals shall be subject to approval in writing by the Administrative Agent, in its sole discretion, within 60 days of such death or disability); or

(i)            any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any Loan Party or of WDLLC, or Control over the Equity Interests of any Loan Party or of WDLLC which is entitled to vote for members of the board of directors or equivalent governing body of the subject Person, on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right);

provided, however, that any change in the ownership percentages set forth in any of clauses (a), (b) or (c) resulting from (i) the exercise by WD or Multifamily, Inc., as applicable, of foreclosure rights with respect to Related Party Permitted Encumbrances as permitted under the Smith Intercreditor Agreement or (ii) the exercise of any repurchase of Equity Interests from a Minority Holder or a Principal permitted under the Loan Documents, shall not constitute a Change of Control; provided, further, that in the event of a transfer of Equity Interests by operation of law which violates any of clauses (a) through (j), (I) the Borrower agrees to notify the Administrative Agent promptly and in any event within two (2) Business Days following Borrower becoming aware of such transfer and (II) the Loan Parties, WDLLC and the Administrative Agent agree to work together in good faith for a period of 30 days following the delivery of such notice to seek a mutually satisfactory resolution of such breach, during which 30 days any breach of clauses (a) through (j) resulting from such transfer shall not be deemed to be an Event of Default hereunder. Any transfer which is mutually agreed to by the Administrative Agent, the Loan Parties and WDLLC in accordance with the foregoing shall be referred to as a “Permitted Operation of Law Transfer”.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all collateral as defined in, or in which a security interest shall be granted pursuant to, this Agreement and each other applicable Security Document and all other property that is or is intended under the terms of the this Agreement and/or other Security Documents to be subject to Liens in favor of the Collateral Agent.

“Collateral Agent” means Bank of America, N.A., acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consent” means actual consent given by a Lender from whom such consent is sought.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation,

(a)           all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with

(i)           this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers and all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and

(ii)          the syndication of the credit facilities provided for herein, the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or any workout, restructuring or negotiations in respect of any Obligations; and

(b)           all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Debtor Relief Laws” means Title 11 of the United States Code (as amended from time to time, and any successor statute or statutes, the “Bankruptcy Code”), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the following:

(a)           with respect to Base Rate Loans an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 4% per annum; and

(b)           with respect to a LIBOR Rate Loan, an interest rate equal to (i) the Adjusted LIBOR Rate, plus (ii) the Applicable Margin applicable to LIBOR Rate Loans, plus (iii) 4% per annum.

“Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) all or substantially all of its assets) to or in favor of any Person) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith .

“Dollars” and “$” mean lawful money of the United States.

“EBITDA” means, at any date of determination thereof, an amount equal to the following, all as determined in accordance with GAAP (net of intercompany transactions and without duplication):

(c)           Net Income for the most recently completed Measurement Period;

plus

(d)           to the extent deducted in calculating Net Income, and to the extent prefunded or to be funded by CGL (i) up to $500,000, in the aggregate, of termination fees and other costs associated with terminating WDLLC’s servicing contract with Capmark and transferring the services previously provided by Capmark to WDLLC, (ii) up to $4,833,205, in the aggregate in compensation expenses associated with WDLLC employment of former employees of CGL, (iii) up to $750,000, in the aggregate, of operating deficits assumed by WDLLC in respect of CGL’s FHA lending operation, and (iv) up to $2,973,805.75, in the aggregate, of losses arising out of CGL’s Servicing Portfolio;

plus

(e)           an amount equal to any Passed-Through Interest Distributions made during the applicable Measurement Period.

minus

(f)            to the extent included in calculating Net Income, (i) capitalized amounts attributable to origination of Servicing Contract rights and (ii) cash received under the Rate Cap Agreement and any unrealized gains under the Rate Cap Agreement.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Employee LLC” means Walker & Dunlop II, LLC, a Delaware limited liability company.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 12.03.

“Excluded Taxes” means, with respect to the Administrative Agent, a Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 12.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Extension Option” has the meaning specified in Section 2.04.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Fair Market Value” means, at any time for any Servicing Contract as of any date of determination, the Appraised Value thereof, using the mid-point if such Appraised Value is expressed as a range, based upon the most recent appraisal approved by the Administrative Agent, or, if the most recent approved appraisal is more than 90 days old, based upon the estimated fair market value thereof determined as of the then most recently ended Fiscal Quarter by WDLLC in good faith, and subject to the Administrative Agent’s prior approval, not to be unreasonably withheld or delayed, by applying the same metrics (same stratifications by type and same valuation factors (including the mid-point thereof if such appraisal expressed the valuation factors as a range)) utilized by the appraiser who provided the most recent Appraised Value to the updated Servicing Contracts (i.e., the updated principal balances of Mortgage Loans being serviced thereunder).

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Fannie Mae Agreements” has the meaning specified in Section 8.03(a).

“Fannie Mae Aggregation Program” means Fannie Mae’s program for the purchase of Mortgage Loans described in the Aggregation Product Line portion of Fannie Mae’s Negotiated Transactions Guide, as amended from time to time.

“Fannie Mae DUS Mortgage Loan” means a permanent Mortgage Loan on a Multifamily Property originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fannie Mae DUS Program” means Fannie Mae’s program for the purchase of Mortgage Loans originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fannie Mae Program” means any of (i) the Fannie Mae DUS Program, (ii) Fannie Mae Aggregation Program, (iii) Fannie Mae Small Mortgage Loan Program (successor to the former 3MaxExpress Program), (iv) Fannie Mae DUS Plus Program and (v) any other program offered by Fannie Mae at any time and from time to time in which WDLLC participates, or Green Park and CGL participate (but only during the applicable transitional periods set forth in the Transition Services Agreement).

“Fannie Mae Servicing Contracts” has the meaning specified in Section 8.03(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“First Extended Maturity Date” has the meaning specified in Section 2.04.

“Fiscal Month” means any fiscal month of any Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“FM Designated Loans” has the meaning specified in Section 8.03(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formation Agreement” means the Formation Agreement dated as of January 30, 2009 by and among Green Park, WD, CGL and WDLLC.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Freddie Mac” means Freddie Mac, a corporation organized under the laws of the United States, and any successor corporation or other entity.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“GP” means Walker & Dunlop GP, LLC, a Delaware limited liability company.

“Green Park” has the meaning specified in the introductory paragraph hereto.

“Green Park FM Collateral” has the meaning specified in Section 8.03(a).

“Green Park FM Security Interest” has the meaning specified in Section 8.03(a).

“Green Park Investor Collateral” has the meaning specified in Section 11.07(a).

“Green Park Investor Designated Loans” has the meaning specified in Section 11.07(a).

“Green Park Investor Security Interest” has the meaning specified in Section 11.07(a).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each of Multifamily Inc., GP and Green Park, and each other Person that shall at any time become a guarantor hereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Initial Maturity Date” means October 31, 2009.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, unless the Term Loan has become a Base Rate Loan, the period commencing on the first day following each expiring Interest Period (as provided in Section 2.02), or on the first day that the Term Loan resumes as a LIBOR Rate Loan after having been required to become a Base Rate Loan as required by applicable provisions of this Agreement, and ending in each case on the date one month thereafter; provided that:

(i)              any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)             any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)            no Interest Period shall extend beyond the Maturity Date; and

(iv)            notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of other than one (1) month, and if any Interest Period applicable to a LIBOR Rate Loan would be for a shorter period, such Interest Period shall not be available hereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person; provided, however, that trade advances, prepaid expenses and similar transactions made in the ordinary course of business shall not be deemed “Investments”, (c) any acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor” means any Person (other than Fannie Mae) that purchases Mortgage Loans serviced by Green Park.

“Investor Servicing Contracts” has the meaning specified in Section 11.07(a).

“Investor Agreements” has the meaning specified in Section 11.07(a).

“IRS” means the United States Internal Revenue Service.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender from time to time described as such in a written notice to the Borrower and the Administrative Agent, at least three (3) Business Days before any payment is due hereunder or any other Loan Documents to any such Lender.

“LIBOR Rate” means for any Interest Period applicable to the Term Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Term Loan with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Rate Loan” means the Term Loan at any time other than when it is required to be a Base Rate Loan in accordance with applicable provisions of this Agreement.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquid Assets” means the following unrestricted and unencumbered assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) cash, (b) funds on deposit in accounts with any bank located in the United States, (c) investment grade commercial paper, (d) money market funds, (e) marketable securities actively traded on a major U.S. exchange, (f) securities issued or fully guarantied or insured by the United States government or any agency thereof (but subject to the full faith and credit of the United States) or Fannie Mae and (g) Mortgage Loans secured by Multifamily Properties that are presold to Fannie Mae, Freddie Mac or a conduit or investor approved in writing by the Administrative Agent, in its sole discretion.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, or private sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means the extension of credit by a Lender to the Borrower under Article II.

“Loan Account” has the meaning assigned to such term in Section 2.07.

“Loan Documents” means this Agreement, each Note, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower, each Guarantor, and WD.

“LTSV Ratio” means, at any time of determination, the quotient, expressed as a percentage, of (a) the then Outstanding Amount of the Loan, divided by (b) the then Fair Market Value of all Servicing Contracts of WDLLC.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of any Loan Party, WDLLC or the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party or WDLLC to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party or WDLLC of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means any Contractual Obligation the default or breach of which by any party thereto could be reasonably expected to have a Material Adverse Effect.

“Maturity Date” means, as applicable, the Initial Maturity Date, the First Extended Maturity Date, or the Second Extended Maturity Date.

“Maximum Rate” has the meaning provided therefor in Section 12.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the applicable Person. For purposes of calculating any financial ratio or financial covenant for a Measurement Period (a) other than with respect to the last Fiscal Quarter of any Fiscal Year, the financial statements delivered to the Administrative Agent pursuant to Section 6.01(b) shall be used with respect to each respective Fiscal Quarter covered thereby, provided that, when a Measurement Period includes a Fiscal Quarter which is covered by the then most recently delivered audited financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a), then the financial statements relating to such prior covered Fiscal Quarters shall be adjusted pursuant to any adjustments made in such audited financial statements, and (b) for the fourth Fiscal Quarter, the audited financial statements for the Fiscal Year then ended shall be used.

“Minority Holders” means each holder of five percent or less of Equity Interests in a Loan Party.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Mortgage Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Mortgage Security Agreements.

“Mortgage Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multifamily Inc.” means Walker & Dunlop Multifamily, Inc., a Delaware corporation.

“Multifamily Property” means real property that contains or that will contain more than 4 dwelling units.

“National City Agreement” means that certain Third Amended and Restated Loan Agreement, dated as of January 31, 2009, by and between Green Park and National City Bank, as amended from time to time.

“Net Income” means, as of any date of determination, the net income of WDLLC for the most recently completed Measurement Period, after deduction of (a) all expenses, taxes, and other proper charges, all as determined in accordance with GAAP, and (b) Passed-Through Interest Distributions.

“Non-Consenting Lender” has the meaning provided therefor in Section 12.01.

“Non-Compete Agreement” shall mean the Non-Competition Agreements, each dated as of the Original Closing Date, among WD, Green Park and each of Mallory Walker and William M. Walker.

“Normal Warehousing Line” means, collectively, the Warehousing Agreement, the National City Agreement, and any substantially similar replacement warehousing line of credit entered into in each case for the sole purpose of financing the origination of Mortgage Loans secured by Multifamily Properties which Mortgage Loans are pre-sold to Fannie Mae, Freddie Mac, or a conduit or investor approved in writing by the Required Lenders in their sole discretion; provided, however, that any increase in the maximum committed loan amount under any such Normal Warehousing Line from the maximum committed loan amount in effect on the Closing Date shall be subject in any event to Section 7.15 and shall not be permitted without the prior written consent of the Required Lenders, which consent shall be granted or withheld in the Required Lender’s reasonable discretion and shall take into consideration, among other things, the developments in the business of WDLLC, including, without limitation, its then current borrowing needs.

“Notes” means the promissory notes of the Borrower substantially in the form of Exhibit A, issued at the request of a Lender pursuant to Section 2.07 and each payable to the order of such Lender, evidencing the Loan made by such Lender, and “Note” means any one of such Notes.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other Liabilities.

“Operating Agreement” means the Operating Agreement of WDLLC dated as of January 30, 2009.

“Optional Prepayment” has the meaning provided therefor in Section 2.03(a).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Original Closing Date” means October 31, 2006.

“Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties, WDLLC or any of their Subsidiaries, and (b) any hedging product between any Loan Party, WDLLC or any of their Subsidiaries and the Agent or any of its Affiliates, each as may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. In no event shall Other Taxes include any Excluded Taxes.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 12.06(d).

“Passed-Through Interest Distributions” means cash distributions made by WDLLC to Green Park pursuant to the Operating Agreement for the purposes of, and which actually are used by Green Park for, further distribution to the Borrower or Multifamily Inc. for the payment of interest under this Agreement or the United Bank Credit Facility, to the extent actually paid by the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)           Liens in respect of judgments that would not constitute an Event of Default hereunder;

(c)           Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness;

(d)           Liens in favor the Collateral Agent securing the Obligations;

(e)           Purchase money Liens securing no more than $250,000 in the aggregate amount outstanding (i) on equipment acquired or held by the applicable Person incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if, in either case, the Lien is confined to property and improvements and the proceeds of equipment;

(f)            Liens, including without limitation, Related Party Permitted Encumbrances, existing on the date hereof as set forth on Schedule 7.01 hereto;

(g)           Liens in favor of landlords, suppliers, mechanics, carriers, materialmen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due that are being contested in good faith by appropriate proceedings;

(h)           Liens relating to personal property leased in the ordinary course of business, and limited to such personal property; and

(i)            Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (h), provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

“Permitted Indebtedness” means:

(a)           Indebtedness of Multifamily Inc. under the United Bank Agreement as such Agreement was in effect on the Original Closing Date, subject to the United Bank Subordination Agreement;

(b)           Indebtedness of any Loan Party, Green Park or WDLLC to any other Loan Party, Green Park or WDLLC;

(c)           Indebtedness of any Loan Party, Green Park or WDLLC (including with respect to an Affiliate Tax Loan) to a Principal or Minority Holder, so long as such Principal or Minority Holder shall have entered into a subordination agreement with Administrative Agent on terms and conditions satisfactory to Administrative Agent;

(d)           obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under the Rate Cap Agreement;

(e)           Subject to Section 7.15, Indebtedness of WDLLC or, for the applicable periods under the Transition Services Agreement, Green Park, under any (i) Normal Warehousing Line or (ii) any Supplemental Warehousing Line;

(f)          Contigent liabilities under Green Park’s or WDLLC’s loss sharing agreements with Fannie Mae;

(g)             Contingent obligations of WDLLC under agreements with Fannie Mae previously disclosed to the Administrative Agent of not more than $1,000,000, with respect to the obligations of W&D Multifamily Equity I to Apartment Fund I;

(h)             the Obligations;

(i)              Indebtedness (not for borrowed money) incurred in the ordinary course of business for normal and customary operating activities and in any event to be paid in the ordinary course;

(j)              Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above; provided, that the principal amount thereof is not increased , the terms thereof are not modified to impose more burdensome terms upon any Loan Party or Green Park, and, if applicable, the collateral thereunder is of substantially the same type.

“Permitted Operation of Law Transfer” has the meaning specified in the last sentence to the definition of Change of Control.

“Permitted Transfer” means an assignment by any Person which is a holder of Equity Interests in the Borrower on the Closing Date (each, an “Original Owner”) or the issuance of additional Equity Interests in the Borrower after the Closing Date, subject to the following:

(a)               Borrower shall:

(i)              provide the Administrative Agent with at least ten (10) Business Days prior written notice of any proposed transfer or issuance, which notice shall describe in detail the proposed transfer or issuance, including, without limitation, the number or percentage of membership interests being transferred and/or issued, the identity of the transferor and transferee and/or new member, as applicable, as well as a pro forma schedule listing all holders of Equity Interests in Borrower and their percentage ownership of all such Equity Interests, together with such other information regarding the identity of the transferee and/or new member, as applicable, as Administrative Agent shall reasonably request;

(ii)            provide the Administrative Agent with true and accurate copies of all documents, instruments and agreements to effectuate such transfer or issuance;

(iii)           execute and deliver to the Collateral Agent an amendment to any, or a new, applicable Pledge Agreement to reflect such transfer and/or issuance, or in Collateral Agent’s sole discretion, a replacement Ownership Interests Pledge and Security Agreement (in either case, a “Replacement Pledge”) in form and substance satisfactory to Collateral Agent; and

(iv)           reimburse the Agents for any costs incurred by the Agents in connection with the issuance of an endorsement to the UCC Insurance Policy which insures the applicable Pledge Agreement, as modified, or any Replacement Pledge, which endorsement shall reflect such transfer or new issuance;

(b)         Any such transfer and/or issuance shall be subject to the consent of Administrative Agent, such consent not to be unreasonably withheld or delayed (but in any event shall be subject to Administrative Agent’s satisfaction of the results of regulatory and/or internal policies and procedures regarding due diligence of its customers and their owners); and

(c)          The aggregate amount of Equity Interests in Borrower held by Persons who were not Original Owners shall at no time exceed 49% of the issued and outstanding Equity Interests in Borrower, on a fully-diluted basis, provided that, the Principals and Taylor S. Walker, individually or collectively, shall at all times have Control over the management and policies of Borrower and shall have control over the Equity Interests of Borrower which are entitled to vote for members of the board of directors or equivalent governing body of Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means, collectively, the Pledge Agreements dated as of the Original Closing Date and the Closing Date among the pledgors party thereto and the Collateral Agent, as amended and in effect from time to time.

“Pledgor” means any pledgor under a Pledge Agreement.

“Prepayment” has the meaning specified in Section 2.03(a).

“Prime Rate” means on any day, the rate of interest per annum then most recently established by Bank of America as its “prime rate,” it being understood and agreed that such rate is set by Bank of America as a general reference rate of interest, taking into account such factors as Bank of America may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Bank of America may make various business or other loans at rates of interest having no relationship to such rate. If Bank of America ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Principals” means William M. Walker and Howard W. Smith, III.

“Production Report” has the meaning specified in Section 6.01(d).

“Rate Cap Agreement” means the Interest Rate Swap Stand Alone Transaction Rate Cap/Floor dated on or about the Original Closing Date between the Borrower and Bank of America which caps the 30 day Adjusted LIBOR Rate at not more than 6.5%, in form and substance acceptable to the Administrative Agent.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning specified in Section 12.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Party Loan” has the meaning provided in Section 7.09(a).

“Related Party Permitted Encumbrances” means any Lien (a) securing any Related Party Loan (to the extent satisfying all of the requirements applicable thereto as set forth in this Agreement, including subordination of any such Lien to Liens in favor of the Collateral Agent securing the Obligations), (b) in favor of the Collateral Agent securing the Obligations, or (c) relating to the repurchase of any Equity Interest from a Minority Holder contemplated by, and subject to compliance with the applicable provisions of, Section 7.06(f)); provided, however, that for purposes of clauses (a), (b) and (c) of the definition of Change of Control, and Section 5.13, “Related Party Permitted Encumbrances” shall be deemed to include any Lien relating to the repurchase of any Equity Interest from a Principal.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 10.11(a).

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount of the Loans; provided that the portion of the Outstanding Amount of the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided further, that if there shall be two Lenders at any time, Required Lenders shall mean both Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Distribution” means, with respect to any Person:

(a)           the retirement, redemption, purchase, or other acquisition for value of any Equity Interests issued by such Person;

(b)           the declaration or payment of any dividend or distribution on or with respect to any Equity Interests;

(c)           any loan or advance by such Person to, or other investment by such Person in, the holder of any of such Equity Interests; and

(d)           any other payment by such Person in respect of such Equity Interests.

“Restricted Payment” means:

(a)           any retirement, redemption, repurchase, prepayment or other acquisition, or the setting aside of any money for a sinking, defeasance or other analogous fund for any such retirement, redemption, repurchase, prepayment or other acquisition, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Obligations and mandatory prepayments otherwise permitted under this Agreement and the other Loan Documents and trade debt);

(b)           any payments in respect of Subordinated Indebtedness to the extent such payments are not permitted under the terms and conditions of any Subordination Agreement entered into in connection with such Subordinated Indebtedness;

(c)           the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt) owing to an Affiliate of such Person, including, without limitation, payments in respect of the Affiliate Tax Loans; and

(d)           the payment of any management, consulting or similar fee by any Person to an Affiliate of such Person.

“Restriction List” and “Restriction Lists” means each and every list of Persons who are Specially Designated Nationals and Blocked Persons or otherwise are Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, Restriction Lists include the list of Specially Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor agency or other entity, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Second Extended Maturity Date’ has the meaning specified in Section 2.04.”

“Security Documents” means each Pledge Agreement (and related Control Agreement) and each other security agreement or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations, and includes this Agreement to the extent that security interests are granted pursuant to the terms hereof.

“Security Interest” has the meaning specified in Section 8.03(a).

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Servicing Portfolio Report” has the meaning set forth in Section 6.01(c).

“Smith Intercreditor Agreements” means, collectively, the Intercreditor Agreement between WD and the Agent with respect to Equity Interest in WD owned by Howard W Smith, III and the Intercreditor

Agreement between Multifamily and the Agent with respect to Equity Interest in Multifamily owned by Howard W Smith, III, each dated the Original Closing Date.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage; provided, however, that no adjustment to the Statutory Reserve Rate shall be made under this Agreement if any such change in a reserve percentage is not imposed generally on all clients of the Lenders with loans with interest rates that are determined in a manner substantially similar to the manner by which the rate of interest applicable to LIBOR Rate Loans hereunder is determined.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party. Further, unless the context specifically contemplates otherwise, Green Park and WDLLC shall be deemed to be a Subsidiary of each Loan Party (therefor, for example, if a representation or warranty or covenant is stated to include or encompass the Subsidiaries of the Loan Parties (or any of them), Green Park and WDLLC shall be deemed to be covered by such representation, warranty or covenant, whether or not Green Park or WDLLC is specifically referred to therein, unless the context or the specific terms thereof require otherwise; provided, however, the inclusion of a specific reference to Green Park and/or WDLLC, for clarity or emphasis, in any such provision that also refers to Subsidiaries of a Loan Party shall not be construed to in any way limit this provision).

“Supplemental Distribution” has the meaning specified in Section 7.06(d).

“Supplemental Warehousing Line” means at any time (a) an increase in the amount Green Park or WDLLC may borrow under any Normal Warehousing Line and/or (b) a new warehousing line of credit for the sole purpose of financing the origination of Mortgage Loans secured by Multifamily Properties which are pre-sold to Fannie Mae, Freddie Mac or a conduit or investor approved in writing by the Administrative Agent, in its sole discretion; provided, however, that (a) the aggregate amount of all such increases outstanding at any time under any Normal Warehousing Line plus the maximum commitment amount of any new warehousing line(s) or credit, shall not exceed $250,000,000 and (b) the maturity date related to any such increase or new warehousing line(s) or credit shall not exceed ninety (90) days.

“Tax Distribution” has the meaning specified in Section 7.06(b).

“Tax Distribution Refund Agreement” has the meaning specified in Section 7.06(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article IX.

“Term Loan” means, taken as a whole, the Loans made hereunder by the Lenders pursuant to Article II.

“Transaction” has the meaning specified in the Preliminary Statements hereto.

“Transaction Documents” means the Formation Agreement, the Operating Agreement, the Transition Services Agreement, and each document, instrument and agreement executed and delivered by any Person in connection with the Transaction.

“Transaction Documents Collateral” has the meaning specified in Section 11.09(a).

“Transaction Documents Security Interest” has the meaning specified in Section 11.09(a).

“Transition Services Agreement” means the Transition Services Agreement dated as of January 30, 2009 by and among Green Park, WD, CGL and WDLLC.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Commonwealth of Massachusetts, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United Bank Credit Facility” means that certain $7,600,000 loan arrangement between Multifamily Inc. and United Bank, evidenced by a certain Loan Agreement dated January 19, 2006, between United Bank and Multifamily Inc., a certain Promissory Note dated January 19, 2006, as amended by a letter agreement dated May 1, 2006, and a certain Guaranty dated January 19, 2006, executed and delivered to United Bank by Mallory Walker and Diana Walker.

“United Bank Subordination Agreement” means the Subordination and Standstill Agreement dated as of the Original Closing Date among United Bank, Multifamily Inc., the Administrative Agent, Mallory Walker and Diana Walker.

“United States” and “U.S.” mean the United States of America.

“Warehousing Agreement” means the Warehousing Credit And Security Agreement, dated on or about the date of this Agreement among WDLLC, Green Park and Bank of America, as amended, modified or supplemented from time to time.

“WD” means Walker & Dunlop, Inc., a Delaware corporation.

“WD Disposition” has the meaning assigned to such term in Section 7.05.

“WDLLC” has the meaning specified in the introductory paragraph hereto.

“WDLLC Fannie Mae Servicing Contracts” has the meaning specified in Section 8.06(a).

“WDLLC FM Collateral” has the meaning specified in Section 8.06(a).

“WDLLC FM Designated Loans” has the meaning specified in Section 8.06(a).

“WDLLC FM Security Interest” has the meaning specified in Section 8.06(a).

“WDLLC Investor” means any Person (other than Fannie Mae) that purchases Mortgage Loans serviced by WDLLC.

“WDLLC Investor Agreements” has the meaning specified in Section 11.08 (a).

“WDLLC Investor Collateral” has the meaning specified in Section 11.08(a).

“WDLLC Investor Designated Loans” has the meaning specified in Section 11.08(a).

“WDLLC Investor Security Interest” has the meaning specified in Section 11.08(a).

“WDLLC Investor Servicing Contracts” has the meaning specified in Section 11.08 (a).

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (but in no event shall imply approval or consent to any assignment or the like that is otherwise prohibited hereunder or under any other Loan Document or requires consent or approval hereunder or under any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the phrases, “to the knowledge of any Loan Party,” a “Loan Party’s knowledge,” or phrases or words of similar import shall be references to the actual knowledge of any of Mallory Walker, Howard W. Smith, III, William M. Walker and/or the chief financial officer (or individual having the responsibilities customarily assigned to an organization’s chief financial officer) of any Loan Party, or of Green Park or WDLLC, or to such knowledge that a person acting with appropriate diligence and care would have in carrying out such person’s responsibilities for the subject Loan Party, or Green Park or WDLLC.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)         Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all fmancial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Base Line Projections, as applicable, except as otherwise specifically prescribed herein.

(b)         Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight saving or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01        Loans. Subject to the terms and conditions set forth in the Existing Credit Agreement, each Lender severally made a single Loan to the Borrower on the Original Closing Date in an amount equal to such Lender’s Commitment, to be maintained and continued on and subject to the terms and conditions set forth herein. The Term Loan consists of the Loans made simultaneously by the Lenders in accordance with their respective Commitments as provided initially in the Existing Credit Agreement, and, as of the Closing Date, herein. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02        Conversions and Continuations of Loans.

(a)           The entire Term Loan shall be a LIBOR Rate Loan, unless required to be a Base Rate Loan pursuant to applicable provisions of this Agreement.

(b)           Upon the expiration of each Interest Period applicable to the Term Loan, the Term Loan shall automatically continue as a LIBOR Rate Loan, having an Interest Period commencing immediately upon the expiration of the then expiring Interest Period as specified in the definition of “Interest Period” in Section 1.01; provided, however, upon the expiration of any Interest Period during the existence and continuance of an Event of Default, the Term Loan shall be converted to a Base Rate Loan.

2.03        Prepayments and Repayments.

(a)         The Borrower may, upon irrevocable notice to the Administrative Agent, voluntarily prepay the Loans (each, a “Prepayment”), without premium or penalty at any time, provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of a Prepayment of LIBOR Rate Loans and (B) on the date of a

Prepayment of Base Rate Loans; and (ii) on the last day of each of the first four Fiscal Quarters immediately succeeding the Closing Date, the Borrower may voluntarily prepay the Loans (each an “Optional Prepayment”) in a principal amount of $500,000, less any other Prepayments made during such Fiscal Quarter. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such Prepayment. If such notice is given by the Borrower, the Borrower shall make such Prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)             Commencing on January 31, 2009, and continuing on the last day of each April, July, October and January thereafter, Borrower shall make quarterly payments of principal in the amount of $900,000.

(c)             In any event, all Obligations shall be due and payable in full on the Termination Date.

2.04        Extension Option

Subject to the conditions set forth below, the Borrower shall have two (2) options (each, an “Extension Option”) to extend the then Maturity Date, first from the Initial Maturity Date until October 31, 2011 (the “First Extended Maturity Date”), and second from the First Extended Maturity Date until October 31, 2013 (the “Second Extended Maturity Date”). In order to exercise an Extension Option, the Borrower shall give the Administrative Agent a written notice (each, a “Notice to Extend”), not less than thirty (30) days prior to the then Maturity Date, stating that the Borrower has elected to exercise the Extension Option. Borrower’s delivery of a Notice to Extend shall be irrevocable. Borrower’s right to exercise each Extension Option shall be subject to the following terms and conditions:

(a)           No Default or Event of Default shall have occurred and be continuing either on the date Borrower delivers the Notice to Extend to the Administrative Agent or on the date that the Obligations otherwise would have become due.

(b)           The Borrower shall have delivered a fully completed Compliance Certificate to the Administrative Agent not less than ten (10) Business Days prior to the then Maturity Date.

(c)           The Borrower shall have paid to the Administrative Agent and the Lenders any fees that respectively may be due to them in connection with the subject extension.

2.05           Interest.

(a)           Subject to the provisions of Section 2.05(b), (i) while the Term Loan is a LIBOR Rate Loan, the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin; and (ii) while the Term Loan is a Base Rate Loan, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           If any amount payable under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(c)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06        Computation of Interest. All computations of interest and any fees that are or may become payable under or in respect of this Agreement and/or the Loans, shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.07        Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.08        Payments Generally; Administrative Agent’s Clawback.

(a)         General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after

2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)             Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)             Obligations of Lenders Several. The failure of any Lender to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its payment under Section 12.04(c).

2.09        Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 9.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 9.03; provided, however, that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. Notwithstanding anything contained herein or in any Loan Document to the contrary, in the event that the Borrower is required by applicable Law to reduce or withhold from any such payments for any Indemnified Taxes or Other Taxes of a Foreign Lender, the Borrower shall not be obligated to increase any sums payable to the Administrative Agent or to such Foreign Lender after making any such deduction or withholding or otherwise compensate the Administrative Agent or such Foreign Lender for the reduced or withheld amounts.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Loan Parties. The Loan Parties shall indemnify Credit Parties, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Credit Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto in each case arising from any payment made hereunder or under any other Loan Document, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes in each case arising from any payment made hereunder or under any other Loan Document, by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any

Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                 duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)               any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)          Treatment of Certain Refunds. If the Administrative Agent or any other Credit Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender related thereto and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to continue

LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert such Lender’s Applicable Percentage of the Term Loan to a Base Rate Loan, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any automatic continuation of the Term Loan as a LIBOR Rate Loan, that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any particular applicable Interest Period, or (c) the LIBOR Rate for any Interest Period will not adequately and fairly reflect the cost to such Lenders of maintaining such Lender’s Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to maintain and continue the Term Loan as a LIBOR Rate Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Term Loan shall convert to a Base Rate Loan.

3.04        Increased Costs; Reserves on LIBOR Rate Loans.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)          subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or such Lender’s Applicable Percentage of the Term Loan as a LIBOR Rate Loan

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining its Applicable Percentage of the Term Loan any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered that is attributable to this Agreement or the Lender’s Loan outstanding hereunder.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of Term Loan as a LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Lender’s Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or reasonable expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan, other than a Base Rate Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any assignment of such Lender’s Loan while a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to each affected Lender under this Section 3.05, each Lender shall be deemed to have funded its Applicable Percentage of the LIBOR Rate Loan at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Lender’s Applicable Percentage of the LIBOR Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)             Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)             Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 12.13.

3.07        Survival. All of the Borrower’s obligations under Sections 3.01, 3.04 and 3.05 of this Article III shall survive termination of the Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01        Conditions of Loan. The obligation of each Lender to amend, restate and continue its Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or electronically transmitted facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, Green Park, or WDLLC, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, Green Park and WDLLC as the Administrative Agent may require evidencing (A) the authority of each Loan Party, Green Park and WDLLC to enter into this Agreement and the other Loan

Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iii)         copies of each Loan Party’s, Green Park’s and WDLLC’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party, Green Park and WDLLC is duly organized or formed, and that each Loan Party, Green Park and WDLLC is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv)          an opinion of Morgan, Lewis & Bockius LLP, counsel to the Loan Parties, Green Park and WDLLC, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties, Green Park and WDLLC and the Loan Documents as the Administrative Agent may reasonably request;

(v)           evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;

(vi)          the Security Documents and certificates evidencing any certificated securities being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable parties;

(vii)        all other Loan Documents, each duly executed by the applicable parties;

(viii)       written consent of Fannie Mae and Freddie Mac reasonably acceptable to Administrative Agent;

(ix)          copies of all agreements with Fannie Mae and Freddie Mac, approving the Transaction, including, without limitation, with respect to Fannie Mae, the Fannie Mae Transfer Agreement, Mortgage Selling and Servicing Contract, DUS Addendum Reserve Agreement, Master Loss Sharing Agreement, Firewall Agreement, DUS Obligations Agreement and Guaranty (previously from WD. for the benefit of Fannie Mae);

(x)           written consent of National City Bank;

(xi)          results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, Green Park and WDLLC, except for Permitted Encumbrances and the absence of Liens on any assets to be pledged or in which a security interest is to be granted by any Person pursuant to this Agreement or any Security Document;

(xii)        all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent; and

(xiii)       such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.

(b)           The Administrative Agent shall have received such financial and other information and documentation concerning the Loan Parties, Green Park, WDLLC, and CGL as it has deemed appropriate, and be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties, Green Park, WDLLC and CGL, and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Administrative Agent.

(c)           The Administrative Agent shall have received and be reasonably satisfied with (i) a detailed forecast with respect to WDLLC for the period commencing on the Closing Date and ending on December 31, 2009 and 2010, which shall include a balance sheet and income statement for the Fiscal Years respectively ending December 31, 2009 and 2010, by Fiscal Year, each prepared on a basis consistent with GAAP in all material respects and consistent with Green Park’s current practices (as previously detailed to the Administrative Agent), and (ii) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(d)           There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)           There shall not have occurred any default of any Material Contract of any Loan Party, or of Green Park or WDLLC which could reasonably be expected to have a Material Adverse Effect.

(f)            The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document, in either case which could have a Material Adverse Effect.

(g)           All fees required to be paid to the Credit Parties on or before the Closing Date shall have been paid in full.

(h)           The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it following the Closing Date in connection with the closing of the Term Loan and related matters (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party, Green Park and WDLLC, as applicable, each represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01        Existence, Qualification and Power. Each Loan Party, Green Park and WDLLC (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s, Green Park’s and WDLLC’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, its organization type, its organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party and of Green Park and WDLLC of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or (other than pursuant to the Transaction Documents) require any payment to be made, under (i) any agreement or Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in either case that could be reasonably expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party or Green Park (other than Liens in favor of the Collateral Agent under the Security Documents and other Permitted Encumbrances); or (d) violate any Law that could be reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party, Green Park or WDLLC of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under this Agreement and the Security Documents (including the first priority nature thereof), or (b) such as have been obtained or made and are in full force and effect (and copies of which have been provided to the Administrative Agent prior to the date hereof).

5.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by Green Park and WDLLC (as to this Agreement and any other Loan Document to which it may be a party) and each Loan Party that is party thereto. This

Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, Green Park and WDLLC, enforceable against Green Park, WDLLC and each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05        Base Line Projections. The Base Line Projections fairly present in all material respects the pro forma financial condition of WDLLC as at the subject dates and the pro forma results of operations of WDLLC for the subject dates, after giving effect to the Transaction, and were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, WDLLC’s reasonable estimate of their respective and collective future financial performance.

5.06        Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the best knowledge of the Loan Parties, Green Park and WDLLC threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party, or any of their Subsidiaries, or Green Park or WDLLC, or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default. No Loan Party, any Subsidiary, Green Park or WDLLC is in default under or with respect to, or party to, any agreement to which it is a party or by which it is bound or any Indebtedness. that could reasonably be expected to have a Material Adverse Effect. No such default would result from the consummation of the transactions contemplated by this Agreement, any other Loan Document, or the Transaction.

5.08        Ownership of Property; Liens.

(a)           Each of the Loan Parties and each Subsidiary thereof, Green Park and WDLLC has title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties, each Subsidiary, Green Park and WDLLC has title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties, any Subsidiaries thereof, Green Park or WDLLC own any Real Estate as of the Closing Date.

(b)           A complete and accurate list of all Investments held by any Loan Party, any Subsidiary of a Loan Party, Green Park or WDLLC on the date hereof, is set forth in Section 7.02.

5.09        Environmental Compliance

(a)           No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability (other than an Environmental Liability comprised of an indemnity or similar covenant pursuant to a contract, agreement or other consensual arrangement but with respect to which no claim has been made or liability actually incurred), (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c)           No Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10        Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11        Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to be qualified under

Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Loan Parties, no amendment or similar change to such Plan has been made that would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b)           There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)            No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13        Subsidiaries; Equity Interests. The Loan Parties and WDLLC have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in each Loan Party and WDLLC and such Subsidiaries have been validly issued, are fully paid and non-assessable and, as to such Subsidiaries are owned by a Loan Party (or a Subsidiary of a Loan Party) as specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary or any Loan Party. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties and WDLLC have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 (both before and after giving effect to the Transaction) free and clear of all Liens except for those created under the Security Documents and Related Party Permitted Encumbrances. The copies of the Organization Documents of each Loan Party and WDLLC and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect. Schedule 5.13 also sets forth in detail the ownership of each Loan Party and of WDLLC (after giving effect to the Transaction), each Lien on any ownership interests in any Loan Party (other than those granted to the Collateral Agent pursuant to the Security Documents), and any repurchase rights or obligations to repurchase any such ownership interests.

5.14        Margin Regulations; Investment Company Act.

(a)           No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)           None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure. Each Loan Party and WDLLC has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Each report, financial statement, certificate or other information furnished by or on behalf of any Loan Party or WDLLC to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement, including, but not limited, to the Base Line Projections, was prepared in good faith by such Loan Party. No exhibit, schedule or financial statement furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and no assurance is given that these projections will be realized.

5.16        Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the intellectual property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any rights held by any other Person that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. No Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19        Security Documents. The Security Documents create in favor of the Collateral Agent for the benefit of the Credit Parties a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority under applicable Law.

5.20        Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Loan, the Loan Parties, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21        Deposit Accounts. Annexed hereto as Schedule 5.21 is a list of all deposit accounts (other than thirty-party escrow or custodial accounts) maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each such account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each bank.

5.22        Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23        Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24        Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25        Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26        Transaction.

(a)             None of the parties to any Transaction Document is in default of any of its material obligations under such Transaction Document, (ii) all written information with respect to the Transaction and the business and assets to be acquired in connection with the Transaction furnished to the Agents by WDLLC or on behalf of WDLLC, was, at the time the same were so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, to the extent necessary to give the Agents and Lenders a true and accurate knowledge of the subject matter of each of them in relation to the Transaction and the business and assets to be acquired in connection with the Transaction, in all material respects, (iii) to the knowledge of Green Park, WD, and WDLLC, no representation, warranty or statement made by any party to any Transaction Document, at the time they were made in any Transaction Document, or any agreement, certificate, statement or document required to be delivered pursuant to any Transaction Document, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained in such Transaction Documents not misleading in light of the circumstances in which they were made, and (iv) after giving effect to the transactions contemplated by this Agreement, the Transaction Agreement and the other Transaction Documents and Loan Documents, WDLLC will have good title to the assets to be transferred pursuant to the Transaction Documents, free and clear of all Liens.

(b)             WDLLC did not and will not incur or assume any liabilities or obligations pursuant to or in connection with the Transaction, except as set forth in the Transaction Documents.

(c)             WDLLC has delivered to the Agent a complete and correct copy of each Transaction Document, including all disclosure letters, schedules and exhibits thereto. The Transaction Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of each such Transaction Document has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of holders of Equity Interests or Indebtedness of each Person party thereto as required by law or by any applicable corporate or other organizational documents) on the part of each such Person. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the transactions contemplated by the Transaction Documents other than such as have been obtained on or prior to the Closing Date, or copies of which have been furnished to the Administrative Agent. Each Transaction Document is the legal, valid and binding obligation of Green Park, WD, WDLLC and, to the knowledge of WDLLC, the other parties thereto, enforceable against such parties in accordance with its terms.

(d)             The representations and warranties of Green Park, WD and WDLLC contained in each Transaction Document are true and correct in all material respects on the date hereof (except to the extent any such representation or warranty specifically relate to an earlier date in which case such representation or warranty shall be true and correct in all material respects on and as of such date), and the Agents shall be entitled to rely upon such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to the Agents and Lenders directly.

(e)           All aspects of the transactions contemplated by the Transaction Documents have been effected in all material respects in accordance with terms of the Transaction Documents and applicable law. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Government Authorities required in order to consummate the transactions in accordance with the terms of the Transaction Documents and all applicable Laws shall have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained). Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the transactions contemplated by the Transaction Documents.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:

6.01        Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)             As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, audited fiscal year-end statements of income and cash flows of WDLLC for that year, and the related audited balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding Fiscal Year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance reasonably satisfactory to Administrative Agent and prepared by an independent certified public accounting firm reasonably acceptable to Administrative Agent (it being acknowledged by the Administrative Agent that KPMG currently is an acceptable independent certified public accounting firm) and (2) if then available or otherwise within fifteen (15) days of receipt by WDLLC, any management letters, management reports or other supplementary comments or reports delivered by those accountants to WDLLC or its governing board, body, manager, general partner, or the like;

(b)             As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter of WDLLC, including its last fiscal quarter, interim statements of income of WDLLC, separately, and on a combining basis with the Borrower, Green Park and Multifamily Inc., for that fiscal quarter and the period from the beginning of the Fiscal Year to end of that fiscal quarter, and the related balance sheet (including contingent liabilities) as at the end of that fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments;

(c)             As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, a report (“Servicing Portfolio Report”) as of the end of the Fiscal Quarter, as to all Mortgage Loans the servicing rights to which are owned by WDLLC (specified by investor type, recourse and non-recourse). The Servicing Portfolio Report must be in similar summary form as previously presented to Administrative Agent (or as Administrative Agent otherwise may agree), and must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a Loan Party, its Subsidiaries, or WDLLC, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee;

(d)             As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, a loan origination and production report (a “Production Report”), for WDLLC, providing summary information with respect to all mortgage loan and “CMBS” originations, loan brokerage volume, real estate equity placement volume and advisory services volume for such Fiscal Quarter; provided, that in no event shall such Production Report include client names, property address or other specific identifying information relating to any loans described therein; and

(e)             As soon as available, but in any event at least 60 days before the end of each Fiscal Year, preliminary forecasts prepared by management of WDLLC, in form satisfactory to the Administrative Agent, of balance sheets and statements of income or operations and cash flows of WDLLC on a monthly basis for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs). WDLLC shall furnish the final version of such forecasts to the Administrative Agent, as soon as available, but in any event prior to the date that is 30 days after the beginning of each Fiscal Year.

6.02        Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)             concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accounting firm (which must be reasonably acceptable to the Administrative Agent) of WDLLC certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such accounting firm has not obtained any knowledge of the existence of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)             concurrently with the delivery of the financial statements referred to in Sections 6.01(b), 6.01(c) and 6.01(d), a duly completed Compliance Certificate signed by a Responsible Officer of WDLLC, and in the event of any change in GAAP used in the preparation of such financial statements, WDLLC shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c)             promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of WDLLC by its accounting firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them;

(d)             promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity holders generally of WDLLC;

(e)             promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof or of WDLLC pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02(e);

(f)              promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof or WDLLC, copies of each notice or other correspondence received from any Governmental Authority concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or WDLLC or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(g)           promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party, any Subsidiary, or WDLLC, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

6.03        Notices. Promptly notify the Administrative Agent:

(a)             of the occurrence of any Default;

(b)             of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any agreement or with respect to Indebtedness of any Loan Party, any Subsidiary thereof or WDLLC; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party, any Subsidiary thereof or WDLLC and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, any Subsidiary thereof or WDLLC, including pursuant to any applicable Environmental Laws;

(c)             of the occurrence of any ERISA Event;

(d)             of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof or of WDLLC;

(e)             of any change in any Loan Party’s or WDLLC’s senior executive officers;

(f)              of the discharge by any Loan Party or WDLLC of its present accounting firm or any withdrawal or resignation by such accounting firm;

(g)             of any collective bargaining agreement or other labor contract to which a Loan Party or WDLLC becomes a party, or the application for the certification of a collective bargaining agent; and

(h)             of the filing of any Lien for unpaid Taxes in an amount (individually or in the aggregate) greater than $100,000.00 against any Loan Party or WDLLC, or that reasonably could be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the affected Loan Party or WDLLC, as applicable, setting forth details of the occurrence referred to therein and stating what action such affected Person has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its material intellectual property, except to the extent such intellectual property is no longer used or useful in the conduct of the business of the Loan Parties, Green Park or WDLLC, as the case may be.

6.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance. Maintain with (a) an insurance company rated “A” or better by A.M. Best Company, Inc., (b) Lloyd’s of London, or (c) other insurance companies reasonably acceptable to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

6.08        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Laws, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records; Accountants

(a)             Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties, such Subsidiary, Green Park and WDLLC, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)             At all times retain an independent certified public accounting firm which is reasonably satisfactory to the Administrative Agent and instruct such accounting firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’, Green Park’s and WDLLC’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accounting firm, as may be raised by the Administrative Agent.

6.10        Inspection Rights; Appraisals.

(a)             Permit representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to take notes with respect thereto or make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accounting firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours not more than two times per Fiscal Year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing, and make copies of the Loan Parties’, Green Park’s and WDLLC’s corporate, financial and operating records. as often as may be desired at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)             Within 30 days of the Closing Date, the Borrower shall cause an appraiser retained by the Borrower and reasonably acceptable to the Administrative Agent to provide an appraisal, as of a date between December 31, 2008 and the date that is 30 days after the Closing Date, of the Servicing Contracts of WDLLC, the results of which are reasonably satisfactory to the Collateral Agent.

(c)             The Borrower shall cause an appraiser retained by the Borrower and reasonably acceptable to the Administrative Agent to conduct one appraisal of the Servicing Contracts of WDLLC each Fiscal Year, which shall have an “as of date of December 31 of such year and shall be delivered to the Administrative Agent as soon as available, provided, however, that in the 2009 Fiscal Year and in the 2011 Fiscal year, such annual appraisal shall have an “as of date of August 31 of such year and the results of such appraisal shall be delivered to the Administrative Agent as soon as available and in any event not later than October 31 of such year. To the extent such appraised value is reasonably acceptable to the Administrative Agent, it shall be deemed the “Appraised Value” thereof, it being understood that if such appraisal shall indicate a range of value, the Administrative Agent shall use the mid-point of such range as the “Appraised Value.” The Borrower shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such appraisal. Without limiting the foregoing, the Loan Parties, Green Park and WDLLC acknowledge that the Administrative Agent may, in its discretion, undertake additional appraisals at the Loan Parties’ expense during the continuance of an Event of Default.

6.11        Information Regarding the Collateral.

Furnish to the Administrative Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s, Green Park’s or WDLLC’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s, Green Park’s or WDLLC’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s, Green Park’s or WDLLC’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s, Green Park’s or WDLLC’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties, Green Park and WDLLC agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

6.12        Environmental Laws. (a) Conduct its operations and keep and maintain its leased real property, and any Real Estate acquired at any time in the future, in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are reasonably appropriate or necessary to maintain the value and marketability of its leased real property, and any Real Estate acquired at any time in the future, or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its leased real property, or any Real Estate acquired at any time in the future; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained with respect to such circumstances in accordance with GAAP.

6.13        Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

6.14        Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it in all material respects, maintain each such Material Contract which is material to its business in full force and effect, enforce each such Material Contract in accordance with its terms in all material respects, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.15        Operating Accounts. The Loan Parties, Green Park and WDLLC shall at all times, cause their principal operating accounts to be located at Bank of America. The pricing of depository services shall not materially differ from those presented by Bank of America to the Loan Parties and Green Park as of June 1, 2006. LIBOR based pricing shall not be available on deposits in such accounts, but Bank of America will offer its best sweep or money market rates on similar account.

6.16        Subsequent Transaction Documents.

Promptly upon receipt or entering into, copies of all documents, agreements, approvals and other relevant materials pertaining to (a) the transfer to WDLLC of the HUD Business (as defined in the Transaction Documents) of CGL, (b) the granting of any licenses or approvals from Freddie Mac, HUD, or any other applicable licensing or authorizing authority, or (c) the satisfaction of any other post-closing matters under the Transaction Documents (including any post-closing financial statements of any party thereto).

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, and shall not permit any Subsidiary (including WDLLC) to, directly or indirectly:

7.01        Liens; Negative Pledges. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party, Green Park or WDLLC as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances. No Loan Party, Subsidiary or Green Park or WDLLC shall agree with any other Person not to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (i.e., no Loan Party, Subsidiary or Green Park or WDLLC shall grant a so-called “negative pledge” on any of its now owned or hereafter acquired property, assets or revenues, however characterized for UCC or other purposes, in favor of any Person other than the Lenders, other than, as to all of the above, Permitted Encumbrances.

7.02        Investments. Make any Investments, except (i) Investments in Liquid Assets, (ii) Investments by the Loan Parties or Green Park in their Subsidiaries, other Loan Parties or Green Park, or WDLLC, in each case as of the Closing Date, (iii) Investments permitted under Sections 7.08 and 7.09 and (iv) Green Park’s Investment in QFC/Green Park Financial LLC as of the Original Closing Date, but not any increase in the amount thereof.

7.03        Indebtedness.

(a)             Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or

(b)             Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, prepayment, redemption, retirement, defeasance, acquisition, cancellation or termination of any Indebtedness, except (i) mandatory payments as and when due in respect of any Permitted Indebtedness (subject to the terms and conditions of any subordination agreements in favor of the Agents and the Lenders), and (ii) payments on account of the Obligations.

7.04        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person (or agree to do any of the foregoing), without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

7.05        Dispositions. Make any Disposition (including, without limitation, of any Servicing Contracts) or enter into any agreement to make any Disposition, except (i) Dispositions of sub-servicing from one Loan Party to another Loan Party or a Subsidiary thereof, or from one Subsidiary to another Subsidiary or from a Subsidiary to a Loan Party (provided the Administrative Agent has been given prior written notice thereof and copies of all such sub-servicing agreements), (ii) a Disposition by WD of Equity Interests representing not more than an aggregate of 4% of the Equity Interests of WD on a fully diluted basis (the “WD Disposition”) commencing as of the Original Closing Date, (iii) any other Dispositions of minority Equity Interests by a Loan Party, or WDLLC in connection with the hiring of new employees by such Loan Party or WDLLC, which Disposition is approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed (subject to the Administrative Agent’s being satisfied with the results of regulatory and Administrative Agent’s policies and procedures relating to due diligence with respect to its customers and their owners), and (iv) any other Dispositions of minority Equity Interests in a Loan Party or WDLLC which do not result in a Change of Control provided that the requirements of subsections (a)(i)-(iv) of the definition of “Permitted Transfers” are complied with in connection therewith.

7.06        Restricted Payments; Restricted Distributions; Affiliate Tax Loans. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contribution, or make any Restricted Distribution except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)             Each Loan Party, Green Park and each of their respective Subsidiaries, and WDLLC may make Restricted Payments to any other Loan Party, Green Park and each of their respective Subsidiaries, and WDLLC with respect to Indebtedness incurred in accordance with Section 7.09(a), and Green Park and WDLLC may make Restricted Distributions to the holders of their respective Equity Interests in accordance with the Transaction Documents, as in effect on the Closing Date;

(b)             Multifamily Inc. and WD shall each be permitted to make Restricted Distributions to its stockholders in respect of any taxable year or portion thereof during which Multifamily Inc. or WD, as the case may be, shall be a Subchapter S corporation for federal tax purposes, and GP and Borrower shall each be permitted to make Restricted Distributions to its members, in each case in an aggregate amount (such Restricted Distributions referred to herein as “Tax Distributions”) equal to the product of (x) such Loan Party’s aggregate taxable income for such year (determined as if such Loan Party were an individual whose only source of income, gain, loss, deduction and credit for income tax purposes (“tax items”) for such year consisted solely of the tax items recognized by such Loan Party for such year or properly carried over to such year from any prior year); and (y) the highest aggregate marginal federal, state and local income tax rate (determined by taking into account the deductibility of state and local income taxes for federal income tax purposes) to which any stockholder or member of such Loan Party who is an individual is subject for such year; such Tax Distributions may be made on a taxable quarterly basis based on a reasonable estimate (“Estimated Taxes”) for such year of the amounts specified in clauses (x) and (y) above (with the actual result of such amounts being referred to herein as, the “Actual Attributable Taxes”); provided however, that

(i)            Each such Loan Party shall be permitted, in lieu of making any such Tax Distribution, to make a loan (each, an “Affiliate Tax Loan”) to any of its stockholders or members, as the case may be, in the amount of such Estimated Taxes, so long as any Tax Distribution made by such Loan Party to such members or stockholders is made within 60 days after the making of such Affiliate Tax Loan and is used to repay such Affiliate

Tax Loan in full, and all such Affiliate Tax Loans shall not in any event exceed $3,000,000 in the aggregate outstanding at any one time; and

(ii)           If any of Mallory Walker, Howard W. Smith, III, Taylor S. Walker or William M. Walker, receives distributions of Estimated Taxes in respect of any Fiscal Year which, as to such Person, exceed the Actual Attributable Taxes allocable to such Person for the subject Fiscal Year by greater than $100,000.00, Borrower shall cause such Person to return the amount of such excess to Borrower, WD, Multifamily, Inc. or GP, as the case may be, and Borrower, WD), Multifamily, Inc. and GP, as applicable, shall enter into an agreement (each, a “Tax Distribution Refund Agreement”), reasonably satisfactory to Administrative Agent, with such Person evidencing this obligation to repay.

(c)             WD shall be permitted to make Restricted Distributions (referred to herein as “Additional Distributions”) (x) to each Minority Holder and any other non-voting shareholders of WD who do not also hold any Equity Interests in any of Multifamily Inc., Borrower or GP (provided, that Taylor S. Walker shall be eligible to receive Additional Dividends notwithstanding his ownership of Equity Interests in WD and Multifamily, Inc.), for any Fiscal Quarter in an aggregate amount equal to such Person’s pro rata share of consolidated Net Income attributable to WD for such Fiscal Quarter, less any Tax Distributions made by WD for such Fiscal Quarter, and (y) to each of Mallory Walker, William M. Walker and Howard W. Smith, III, for any Fiscal Quarter in an aggregate amount equal to such Person’s pro rata share of consolidated Net Income attributable to WD for such Fiscal Quarter, less any Tax Distributions made by WD for such Fiscal Quarter. Notwithstanding the foregoing:

(i)            if at any time Additional Distributions for the immediately previous Fiscal Quarter were less than consolidated Net Income attributable to WD for such immediately previous Fiscal Quarter, then Additional Distributions for the current Fiscal Quarter may not exceed (i) the sum of (x) consolidated Net Income attributable to WD for the current Fiscal Quarter, and (y) consolidated Net Income attributable to WD for the immediately previous Fiscal Quarter, less (ii) Additional Distributions for the immediately previous Fiscal Quarter; and

(ii)           with respect solely to Mallory Walker, William M. Walker and Howard W. Smith, III, if any such Person shall receive Additional Distributions, then the applicable Person shall on the same day remit 100% of such Additional Distribution to WD in exchange for, in WD’s sole discretion, either (x) receipt of a subordinated note (each, an “Additional Distribution Subordinated Note”) in form and substance satisfactory to the Administrative Agent in the amount of such Additional Distribution (a copy of each such Additional Distribution Subordinated Note to be delivered to the Agent within five (5) days of issuance thereof), or (y) with respect solely to Howard W. Smith, III, a reduction in the amounts owed by Howard W. Smith, III to WD or Multifamily Inc.;

(d)           Borrower, Multifamily, Inc., GP and WD shall each be permitted to make Restricted Distributions (referred to herein as “Supplemental Distributions”) to each of Mallory Walker, Howard W. Smith, III, Taylor S. Walker and William M. Walker and, while they respectively hold Equity Interests in the Borrower that they have received pursuant to a Permitted Transfer, to each of the Minority Holders, for any Fiscal Quarter in an aggregate amount equal to 50% of the excess, if any, of (i) the consolidated EBITDA based on the consolidated financial statements of the Loan Parties and Green Park for such Fiscal Quarter, less (ii) the sum for such Fiscal Quarter of (x) all principal and interest actually paid under this Agreement, and (y) all principal and interest actually paid on the United Bank Loan, and

(z) Tax Distributions and Additional Distributions (not repaid in full to WD in accordance with Section 7.06(c)(ii)) made for such Fiscal Quarter.

The calculation of Supplemental Distributions, and the determination of whether they may be made, shall be made by the Borrower (although the Administrative Agent shall be entitled to determine whether a Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described above or would result therefrom) based on quarterly financial statements of WDLLC delivered to the Administrative Agent in accordance with Section 6.01(a) subject to the approval by the Administrative Agent, which approval shall not be unreasonably withheld or delayed, and shall be confirmed annually by the Administrative Agent using audited financial statements delivered to the Administrative Agent in accordance with Section 6.01(a). If, and to the extent that, Administrative Agent determines that there has in fact been an over-payment under this Section 7.06(d)by any of Borrower, Multifamily, Inc., GP or WD, the applicable Loan Party shall withhold future quarterly distributions of any type (i.e., all Tax Distributions, Supplemental Distributions and Additional Distributions) to the Person to whom such over-payment was made until such time as such future quarterly distributions equal to the amount of such over-payment have been withheld from such Person. Commencing with the first full Fiscal Quarter ending after the LTSV Ratio is less than or equal to 75% (and thereafter does not exceed 75% or such lower LTSV as is then required pursuant to Section 7.14(f)), the percentage in the fourth (4th) line of this Section 7.06(d) shall be increased from 50% to 75%; provided, however, amounts that the Borrower would have been entitled to distribute pursuant to this Section 7.06(d) with respect to a particular Fiscal Quarter and which are not so distributed within 60 days after the last day of that Fiscal Quarter may not be distributed thereafter.

(e)             WD shall be permitted to make the WD Disposition;

(f)              Any Loan Party shall be permitted to make any payment related to the repurchase of any Equity Interest in such Loan Party owned by a Minority Holder pursuant to any agreement between such Loan Party and such Minority Holder;

(g)             Green Park shall be permitted to make a bonus payment to William M. Walker for each Fiscal Year; provided, that in no event shall the amount of such bonus payment in any Fiscal Year exceed an amount equal to the base salary of William M. Walker in the applicable Fiscal Year, multiplied by 1.50;

(h)             Any Loan Party or Green Park shall be permitted to make salary and bonus payments to any employee, including without limitation, Principals and other holders of Equity Interests in any Loan Parties, subject to Sections 7.06(h)and 7.09(b);

(i)              WD shall be permitted to make certain interest payments in respect of each outstanding Additional Distribution Subordinated Note, pursuant to the terms and subject to the conditions set forth in any such Additional Distribution Subordinated Note; and

(j)              Multifamily, WD and GP shall be permitted to make certain interest payments in respect of each outstanding subordinated promissory note issued to a Principal in connection with a repurchase of any Equity Interests held by such Principal that is permitted under a Loan Document.

7.07        Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness.

7.08        Change in Nature of Business.

(a)           In the case of Multifamily Inc., engage in any business or activity other than owning an Equity Interest in Green Park.

(b)           In the case of the Borrower, engage in any business or activity other than owning Equity Interests in Green Park.

(c)           In the case of GP, engage in any business or activity other than (i) owning Equity Interests in and serving as the managing general partner of Green Park and performing all related functions, and (ii) owning Equity Interests in and serving as the manager of the Borrower and performing all related functions.

(d)           In the case of WD, engage in any business or activity other than (i) acting as a broker of Mortgage Loans and real estate equity, (ii) providing real estate advisory services, (iii) servicing Mortgage Loans under Servicing Contracts, but only for the applicable period under the Transition Services Agreement, and (iv) owning Equity Interests in WDLLC.

(e)           In the case of Green Park, engage in any line of business substantially different from the business of originating and servicing multifamily Mortgage Loans on a transitional basis in accordance with the terms of the Transition Services Agreement, and otherwise engaging in any business or activity other than owing Equity Interests in WDLLC.

(f)            In the case of WDLLC, engage in any line of business substantially different from the business of originating and servicing multifamily Mortgage Loans.

7.09        Transactions with Affiliates

(a)           Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, any Subsidiary thereof, Green Park or WDLLC, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party, such Subsidiary thereof or Green Park or WDLLC as would be obtainable by such Loan Party, such Subsidiary thereof or Green Park or WDLLC at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except (i) loans between and among Loan Parties and Green Park and WDLLC, (ii) loans on the Original Closing Date from the Loan Parties to Principals and Minority Holders not in excess of an aggregate of $250,000, and to be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, but not any renewal, increase or other modification thereof (a “Related Party Loan”), (iii) loans (which constitute Permitted Indebtedness) to or from, and/or Investments in, Walker & Dunlop Service Corp. and/or W&D Holding, Inc., not in excess of an aggregate of $650,000 and (iv) transactions relating to the repurchase of any Equity Interests by a Loan Party permitted under any Loan Document and any loan from a Loan Party to a Principal in connection therewith.

(b)           Increase the base salary of any Principal who is also an executive officer by more than three (3%) percent each Fiscal Year, or amend or modify in any material respect any bonus programs for such Persons as in effect on the Original Closing Date; provided, however, that Green Park shall be entitled to make the bonus payments to William M. Walker contemplated by Section 7.06(g).

7.10        Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Warehousing Agreement, the National City Agreement or any other warehousing agreement entered into by a Loan Party to the extent permitted under this Agreement) that limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent.

7.11        Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12        Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents or (b) any Material Contract (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would be reasonably likely to have a Material Adverse Effect (or is otherwise limited by an applicable provision of this Agreement). Neither the Operating Agreement, nor any Transaction Document shall be amended or modified in any material respect, nor any material provisions thereof waived, without the consent of the Administrative Agent, in its sole discretion.

7.13        Corporate Name; Fiscal Year.

(a)           Change the Fiscal Year of any Loan Party or of Green Park or WDLLC, or the accounting policies or reporting practices of the Loan Parties, Green Park or WDLLC, except as required by GAAP (which changes shall be subject to applicable provisions of this Agreement addressing the impact on any changes in GAAP).

(b)           Change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Collateral Agent and after the Collateral Agent’s written acknowledgment, which acknowledgment shall not be unreasonably withheld or delayed, that any reasonable action requested by the Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of the Collateral Agent, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.

7.14        Financial Covenants

(a)           Permit Adjusted Tangible Net Worth at any time to be less than the applicable amount set forth below as of the dates, and during the applicable periods, set forth below, to be tested as of such dates and on the last day of each Fiscal Quarter occurring during each applicable period (assuming for the purposes hereof that both Extension Options are duly exercised), or otherwise not to be in compliance with applicable requirements of HUD, WDLLC Investors (including Freddie Mac) or Fannie Mae.

Specified Date and Period	Applicable Minimum Amount

Closing Date to October 30, 2009	$60,000,000

October 31, 2009 to October 30, 2010	$65,000,000

October 31, 2010 and thereafter	$70,000,000

(b)          Permit Liquid Assets at any time to be less than the applicable amount set forth below as of the dates, and during the applicable periods, set forth below, to be tested as of the such dates and on the last day of each Fiscal Quarter occurring during each applicable period (assuming for the purposes hereof that both Extension Options are duly exercised), or otherwise not to be in compliance with applicable requirements of HUD, WDLLC Investors (including Freddie Mac) or Fannie Mae.

Specified Date and Period	Applicable Minimum Amount

Closing Date to October 30, 2009	$6,000,000

October 31, 2009 and thereafter	$7,000,000

(c)          Permit EBITDA at any time to be less than the applicable amount set forth below as of the dates, and during the applicable periods, set forth below, to be tested as of the such dates and on the last day of each Fiscal Quarter occurring during each applicable period (assuming for the purposes hereof that both Extension Options are duly exercised).

Specified Date and Period	Applicable Minimum Amount

Closing Date to October 30, 2009(1)	$10,500,000

October 31, 2009 to October 30, 2010	$11,000,000

October 31, 2010 and thereafter	$12,000,000

(d)           Permit the ratio of (i) EBITDA to (ii) the sum of (a) interest payments made or required to be made by the Borrower on account of the Obligations (less cash received by the Borrower under the Rate Cap Agreement), plus (b) an amount equal to the aggregate principal amount of the Term Loan required to be paid by the Borrower hereunder (whether or not so paid) during the applicable year in accordance with Section 2.03(b), to be less than the ratio set forth below, determined for the applicable Measurement Period.

(1) EBITDA calculations for such Specified Period shall be annualized.

Specified Date and Period	Applicable Minimum Amount

Closing Date to October 30, 2009(2)	2.00:1.00

October 31, 2009 to October 30, 2010	2.00:1.00

October 31, 2011 and thereafter	2.25:1.00

(e)           Permit the aggregate unpaid principal amount of (i) all Mortgage Loans comprising the Servicing Portfolio of WDLLC to be less than $8.0 billion at any time or (ii) all Fannie Mae DUS Mortgage Loans comprising the Servicing Portfolio of WDLLC to be less than $5.0 billion at any time, calculated as of the last day of each Fiscal Quarter, calculated as of the last day of each Fiscal Quarter.

(f)            Permit the LTSV Ratio at any time to be greater than the applicable percentage set forth below as of the dates, and during the applicable periods, set forth below, to be tested as of the such dates and on the last day of each Fiscal Quarter occurring during each applicable period (assuming for the purposes hereof that both Extension Options are duly exercised).

Specified Date and Period	Maximum LTSV

Closing Date to October 30, 2009	60%

October 31, 2009 to October 30, 2010	55%

October 31, 2010 and thereafter	50%

(g)           Permit (i) the aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans comprising WDLLC’s Servicing Portfolio which are sixty (60) or more days past due or otherwise in default at any time to exceed two percent (2%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans comprising WDLLC’s Servicing Portfolios at such time, or (ii) the aggregate unpaid principal amount of At Risk Mortgage Loans comprising WDLLC’s Servicing Portfolio which are sixty (60) or more days past due or otherwise in default to increase by more than one-half percent (.5%) from the last day of a Fiscal Quarter to the last day of the following Fiscal Quarter.

For the purposes of any testing of the foregoing financial covenants which is made as of the end of a Fiscal Quarter, such testing shall be based on (i) for any of the first three Fiscal Quarters of any Fiscal Year, the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(b) with respect to the subject Fiscal Quarter, and (ii) for the fourth Fiscal Quarter of any Fiscal Year, the audited financial statements required to be delivered pursuant to Section 6.01(a) with respect to the Fiscal Year then ended.

7.15        Warehousing Agreement. WDLLC shall at all times maintain the maximum committed loan amount under the Warehousing Agreement at no less than the maximum committed loan amount in

(2) EBITDA calculations for such Specified Period shall be annualized.

effect at such time under the National City Agreement or any replacement thereof (without regard to any Supplemental Warehousing Lines), unless the Warehousing Agreement is not renewed by Bank of America upon maturity; provided, however, that if Bank of America offers to renew the Warehousing Agreement, the offered terms and conditions thereof shall not be materially different than those presented in a certain term sheet dated June 1, 2006. This provision shall in no way be construed as a commitment to enter into such a facility, expressed or implied.

ARTICLE VIII.
SPECIAL PROVISIONS REGARDING GREEN PARK AND WDLLC

8.01        Special Representations, Warranties and Covenants Concerning Green Park Eligibility as Seller/Servicer of Mortgage Loans. To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, Borrower represents and warrants to the Administrative Agent and the other Credit Parties that as of the date of this Agreement, Green Park is and during the period covered by the Transition Services Agreement, shall be, approved, qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets and shall meet all requirements applicable to its status as a Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under any Fannie Mae Program

8.02        Special Representation, Warranty and Covenant with respect to Green Park Concerning Fannie Mae Program Reserve Requirements.

(a)           Borrower represents and warrants to the Credit Parties that Green Park will have met the Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan originated by it, at such time as required by Fannie Mae under the Fannie Mae DUS Program.

(b)           Upon the occurrence and during the continuance of any Default or Event of Default, any and all reserves relating to Fannie Mae Program requirements for lender reserves returned or to be returned to Green Park shall be applied to repayment of the Obligations in such order as Administrative Agent shall determine.

(c)           Nothing in this Agreement will limit (i) Fannie Mae’s rights to set reserve and capital requirements under Fannie Mae’s agreements with Green Park and applicable Fannie Mae guides or (ii) Green Park’s obligation to comply with such reserve and capital requirements.

8.03        Green Park Pledge of Fannie Mae Servicing Contract Rights

(a)           Green Park hereby grants the Collateral Agent for the benefit of the Credit Parties, a security interest (the “Green Park FM Security Interest”) in the following (the “Green Park FM Collateral”) to secure payment and performance of the Obligations: all servicing income actually received by Green Park with respect to the Mortgage Loans (“FM Designated Loans”) serviced at any time and from time to time under any Servicing Contracts between Green Park and Fannie Mae (“Fannie Mae Servicing Contracts”), but not in the Fannie Mae Servicing Contracts or any other income related to the FM Designated Loans. Collateral Agent’s security interest is subject and subordinate to all rights, remedies, powers and prerogatives of Fannie Mae under all applicable selling and servicing agreements between Fannie Mae and Green Park, including the guides, however titled, referred to in those selling and servicing agreements (collectively, the “Fannie Mae Agreements”), including Fannie Mae’s right to terminate Green Park’s servicing rights with respect to the FM Designated Loans as provided in the Fannie Mae Agreements. Without limiting the generality of the foregoing provisions, Collateral Agent acknowledges that its security interest is subject to the rights of Fannie Mae which must approve Collateral Agent’s security interest.

(b)           Green Park authorizes the Collateral Agent to file such financing statements as the Collateral Agent deems reasonably necessary to perfect the Security Interest in the Green Park FM Collateral.

(c)           Subject to Section 8.03(a), Green Park hereby irrevocably appoints (which appointment is coupled with an interest) the Collateral Agent, or its delegate, as the attorney in fact of Green Park with the right (but not the duty) from time to time, following the occurrence and during the continuance of an Event of Default, to (i) create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Green Park, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Green Park under this Section 8.03(c); (ii) convert the Green Park FM Collateral into cash, including, without limitation, the sale (either public or private) of all or any portion or portions of the Green Park FM Collateral; (iii) enforce collection of the Green Park FM Collateral, either in its own name or in the name of Green Park, including, without limitation, executing releases and prosecuting, defending, compromising or releasing any action relating to the Green Park FM Collateral; and (iv) take such other actions as Collateral Agent deems necessary or desirable in order to continue the perfection and priority of its Security Interest or realize upon the Green Park FM Collateral. The Collateral Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Collateral Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to Green Park or any other Person except for gross negligence, willful misconduct or bad faith.

(d)           To the extent that FM Designated Loans remain subject to the Fannie Mae Agreements, Green Park will remain the servicer of the FM Designated Loans and will continue to service the FM Designated Loans in accordance with Fannie Mae requirements. Green Park shall not, and no Loan Party shall permit Green Park to, pledge any of its servicing rights with respect to the FM Designated Loans to any other Person.

(e)           Collateral Agent has no right to service the FM Designated Loans or affect the manner in which Green Park services the FM Designated Loans. If Fannie Mae terminates Green Park’s servicing rights with respect to the FM Designated Loans, this pledge will automatically terminate, and the Collateral Agent will release its Lien created by such pledge and execute and file all necessary documents to reflect such release.

(f)            Upon the occurrence and during the continuance of an Event of Default for 30 days or more, and the exercise by the Collateral Agent of its rights under Section 9.02, Collateral Agent may: (i) direct that all servicing fees payable to Green Park with respect to the FM Designated Loans be deposited into lockbox accounts held by Collateral Agent; (ii) in its own name, in the name of Green Park or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Green Park FM Collateral, but Collateral Agent has no obligation to do so; (iii) by written notice to Green Park , direct Green Park to sell the servicing rights to the FM Designated Loans (in which event Green Park shall (x) retain a nationally recognized firm that specializes in the sale of Fannie Mae servicing rights (which firm must be reasonably acceptable to Collateral Agent) and (y) sell the servicing rights to the FM Designated Loans to another Fannie Mae lender/servicer within 60 days of such notice from Collateral Agent); and (iv) exercise and enforce any or all rights and remedies available upon default to Collateral Agent under the UCC, at law or in equity. Any sale of the Green Park FM Collateral would be subject to Fannie Mae approval. All proceeds of such sale will be applied first to the expenses of the sale, then to any amounts due to Fannie Mae for Green

Park under the Servicing Contracts sold, and then to the outstanding balance of the Obligations (as provided in Section 9.03), with any remaining balance remitted to Borrower. Fannie Mae shall have no obligation to comply with any directions of the Collateral Agent or to alter in any way servicing requirements, flows of funds, or accounting of servicing.

(g)           Upon the occurrence and during the continuance of an Event of Default for 30 days or more, Collateral Agent or its designee is entitled to receive and collect all sums payable to Green Park in respect of the Green Park FM Collateral, and, in such case (1) Collateral Agent or its designee in its discretion may, in its own name, in the name of Green Park or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Green Park FM Collateral, but Collateral Agent has no obligation to do so, (2) Green Park must, if Collateral Agent requests it to do so, hold in trust for the benefit of the Lenders and immediately pay to Collateral Agent at its office designated by Notice, all amounts received by Green Park upon or in respect of any of the Green Park FM Collateral, advising Collateral Agent as to the source of those funds and (3) all amounts so received and collected by Collateral Agent will be held by it as part of the Green Park FM Collateral.

(h)           To the extent any amounts are received by the Collateral Agent pursuant to this Section, all rights of Green Park against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.

8.04        Special Representations, Warranties and Covenants Concerning WDLLC Eligibility as Seller/Servicer of Mortgage Loans. To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, Borrower represents and warrants to the Administrative Agent and the other Credit Parties that as of the date of this Agreement, WDLLC is, and so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, WDLLC shall be, approved, qualified and in good standing as a lender, seller/servicer or issuer, as set forth below, and meets and shall meet all requirements applicable to its status as a Fannie Mae-approved seller/servicer of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Fannie Mae under any Fannie Mae Program, and as a Freddie Mac Program Plus seller.

8.05        Special Representation, Warranty and Covenant with respect to WDLLC Concerning Fannie Mae Program Reserve Requirements.

(a)           Borrower represents and warrants to the Credit Parties that WDLLC will have met the Fannie Mae DUS Program requirements for lender reserves for each Fannie Mae DUS Mortgage Loan originated by it, at such time as required by Fannie Mae under the Fannie Mae DUS Program.

(b)           Upon the occurrence and during the continuance of any Default or Event of Default, any and all reserves relating to Fannie Mae Program requirements for lender reserves returned or to be returned to Green Park shall be applied to repayment of the Obligations in such order as Administrative Agent shall determine

Nothing in this Agreement will limit (i) Fannie Mae’s rights to set reserve and capital requirements under Fannie Mae’s agreements with WDLLC and applicable Fannie Mae guides or (ii) WDLLC’s obligation to comply with such reserve and capital requirements.

8.06        WDLLC Pledge of Fannie Mae Servicing Contract Rights

(a)           WDLLC hereby grants the Collateral Agent for the benefit of the Credit Parties, a security interest (the “WDLLC FM Security Interest”) in the following (the “WDLLC FM Collateral”) to secure payment and performance of the Obligations: all servicing income actually received by WDLLC with respect to the Mortgage Loans (“WDLLC FM Designated Loans”) serviced at any time and from time to time under any Servicing Contracts between WDLLC and Fannie Mae (“WDLLC Fannie Mae Servicing Contracts”), but not in the WDLLC Fannie Mae Servicing Contracts or any other income related to the WDLLC FM Designated Loans. Collateral Agent’s security interest is subject and subordinate to all rights, remedies, powers and prerogatives of Fannie Mae under all applicable Fannie Mae Agreements, including Fannie Mae’s right to terminate WDLLC’s servicing rights with respect to the WDLLC FM Designated Loans as provided in the Fannie Mae Agreements. Without limiting the generality of the foregoing provisions, Collateral Agent acknowledges that its security interest is subject to the rights of Fannie Mae which must approve Collateral Agent’s security interest.

(b)           WDLLC authorizes the Collateral Agent to file such financing statements as the Collateral Agent deems reasonably necessary to perfect the Security Interest in the WDLLC FM Collateral.

(c)           Subject to Section 8.03(a), WDLLC hereby irrevocably appoints (which appointment is coupled with an interest) the Collateral Agent, or its delegate, as the attorney in fact of WDLLC with the right (but not the duty) from time to time, following the occurrence and during the continuance of an Event of Default, to (i) create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of WDLLC, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by WDLLC under this Section 8.03(c); (ii) convert the WDLLC FM Collateral into cash, including, without limitation, the sale (either public or private) of all or any portion or portions of the WDLLC FM Collateral; (iii) enforce collection of the WDLLC FM Collateral, either in its own name or in the name of WDLLC, including, without limitation, executing releases and prosecuting, defending, compromising or releasing any action relating to the WDLLC FM Collateral; and (iv) take such other actions as Collateral Agent deems necessary or desirable in order to continue the perfection and priority of its Security Interest or realize upon the WDLLC FM Collateral. The Collateral Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Collateral Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to WDLLC or any other Person except for gross negligence, willful misconduct or bad faith.

(d)           To the extent that WDLLC FM Designated Loans remain subject to the Fannie Mae Agreements, WDLLC will remain the servicer of the WDLLC FM Designated Loans and will continue to service the WDLLC FM Designated Loans in accordance with Fannie Mae requirements. WDLLC shall not, and no Loan Party shall permit WDLLC to, pledge any of its servicing rights with respect to the WDLLC FM Designated Loans to any other Person.

(e)           Collateral Agent has no right to service the Designated Loans or affect the manner in which WDLLC services the Designated Loans. If Fannie Mae terminates WDLLC’s servicing rights with respect to the WDLLC FM Designated Loans, this pledge will automatically terminate, and the Collateral Agent will release its Lien created by such pledge and execute and file all necessary documents to reflect such release.

(f)            Upon the occurrence and during the continuance of an Event of Default for 30 days or more, and the exercise by the Collateral Agent of its rights under Section 9.02, Collateral Agent may: (i) direct that all servicing fees payable to WDLLC with respect to the WDLLC FM Designated Loans be deposited into lockbox accounts held by Collateral Agent; (ii) in its own name, in the name of

WDLLC or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the WDLLC FM Collateral, but Collateral Agent has no obligation to do so; (iii) by written notice to WDLLC , direct WDLLC to sell the servicing rights to the WDLLC FM Designated Loans (in which event WDLLC shall (x) retain a nationally recognized firm that specializes in the sale of Fannie Mae servicing rights (which firm must be reasonably acceptable to Collateral Agent) and (y) sell the servicing rights to the WDLLC FM Designated Loans to another Fannie Mae lender/servicer within 60 days of such notice from Collateral Agent); and (iv) exercise and enforce any or all rights and remedies available upon default to Collateral Agent under the UCC, at law or in equity. Any sale of the WDLLC FM Collateral would be subject to Fannie Mae approval. All proceeds of such sale will be applied first to the expenses of the sale, then to any amounts due to Fannie Mae for WDLLC under the Servicing Contracts sold, and then to the outstanding balance of the Obligations (as provided in Section 9.03), with any remaining balance remitted to Borrower. Fannie Mae shall have no obligation to comply with any directions of the Collateral Agent or to alter in any way servicing requirements, flows of funds, or accounting of servicing.

(g)           Upon the occurrence and during the continuance of an Event of Default for 30 days or more, Collateral Agent or its designee is entitled to receive and collect all sums payable to WDLLC in respect of the WDLLC FM Collateral, and, in such case (1) Collateral Agent or its designee in its discretion may, in its own name, in the name of WDLLC or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the WDLLC FM Collateral, but Collateral Agent has no obligation to do so, (2) WDLLC must, if Collateral Agent requests it to do so, hold in trust for the benefit of the Lenders and immediately pay to Collateral Agent at its office designated by Notice, all amounts received by WDLLC upon or in respect of any of the WDLLC FM Collateral, advising Collateral Agent as to the source of those funds and (3) all amounts so received and collected by Collateral Agent will be held by it as part of the WDLLC FM Collateral.

(h)           To the extent any amounts are received by the Collateral Agent pursuant to this Section, all rights of WDLLC against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.

(i)            Promptly upon becoming an eligible Freddie Mac Program Plus Servicer, WDLLC shall grant to the Administrative Agent, for itself and for the benefit of the Lenders, a security interest in all related rights, to the maximum extent then permitted by Freddie Mac.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)           Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan, or (ii) any interest on any Loan or any fee due hereunder, or (iii) any other amount payable hereunder (including without limitation, with respect to Cash Management Services) or under any other Loan Document, and in the case of clauses (ii) and (iii), such failure continues for a period of five days; provided, that any failure to pay any amounts in respect of Cash Management Services shall be for an aggregate amount greater than $50,000; or

(b)           Specific Covenants. (i) Any Loan Party or Subsidiary (including Green Park, and WDLLC, as applicable) fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.05, 6.07, 6.10, 6.11, or 6.12 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in Article X or elsewhere in this Agreement; or

(c)           Other Defaults. Any Loan Party or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default. (i) There shall occur any default or event of default under the Warehousing Agreement or the United Bank Credit Facility, or (ii) any Loan Party or any Subsidiary thereof (x) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,500,000, or (y) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h)           Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $750,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $150,000, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $150,000; or

(j)            Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Subsidiary thereof denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created hereunder or under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Subsidiary thereof or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k)           Change of Control. There occurs any Change of Control without the prior approval of the Administrative Agent and the Required Lenders, not to be unreasonably withheld or delayed; or

(1)           Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party or any Subsidiary thereof shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets, or employ an agent or other third party to conduct a program of closings or liquidations of any material portion of its business; or

(m)          Loss of Collateral. There occurs any uninsured loss to any material portion of any Collateral; or

(n)           Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to (i) make any payment, individually or in the aggregate in excess of $750,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Contractual Obligation, or (ii) observe or perform any other agreement or condition relating to any Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o)           Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony (it being understood and agreed that an indictment or institution of any legal process or proceeding against any Principal or employee or agent of a Loan Party or Subsidiary shall not constitute an Event of Default under this Section 9.01(o)); or

(p)           Guaranty. The termination or attempted termination of any Guaranty including, without limitation, the Guaranty in Article XI of this Agreement; or

(q)           Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; provided that the relevant Subordinated Provisions relate to or affect Subordinated Indebtedness (1) of the Loan Parties, Green Park or WDLLC with respect to the Principals or any employees of the Loan Parties, Green Park or WDLLC in an aggregate amount in excess of $250,000 or (2) any other Person.

9.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(b)           whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Law, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03        Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i)            to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral

Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such, and then

(ii)           to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause payable to them, and then

(iii)         to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them, and then

(iv)          to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause held by them, and then

(v)            to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 12.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause held by them, and then

(vi)          to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause held by them, and then

(vii)         the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

9.04        Fannie Mae Limitations. Notwithstanding any provision of this Agreement or any Security Document, the Collateral Agent may not cause the transfer of any indirect ownership interest in Green Park or WDLLC to a third-party which is not an Affiliate of the Collateral Agent without the approval of Fannie Mae, provided that Fannie Mae utilizes its customary review and approval process applicable to such circumstances.

9.05        Freddie Mac Limitations. Notwithstanding any provision of this Agreement or any Security Document, the Collateral Agent may not cause the transfer of any indirect ownership interest in Green Park or WDLLC to a third-party which is not an Affiliate of the Collateral Agent without the approval of Freddie Mac, provided that Freddie Mac utilizes its customary review and approval process applicable to such circumstances.

ARTICLE X.
ADMINISTRATIVE AGENT

10.01      Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the

Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)           Each of the Lenders, in its capacities as a Lender, hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co- agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 12.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

10.02      Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections

12.01 and 9.02) or (ii) in the absence of its own gross negligence, willful misconduct or bad faith as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Agents shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Loan Parties or a Lender.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

10.04      Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

10.06      Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

10.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 10.11, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

10.08      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Section 12.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09      Collateral and Guaranty Matters.

(a)           The Credit Parties irrevocably authorize the Agents, at their option and in their discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 12.01.

(b)           Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 10.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

10.10      Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 12.06.

10.11      Reports and Financial Statements. By signing this Agreement, each Lender:

(a)           is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(b)           expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)           agrees to keep all Reports confidential in accordance with the provisions of Section 12.07; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.12      Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

10.13      Indemnification of Agents. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective pro rata shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence, willful misconduct or bad faith as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.14      Relation among Credit Parties. The Credit Parties are not partners or co-venturers, and no Credit Party shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Credit Party.

ARTICLE XI.
GUARANTEE; PLEDGES OF NON-FANNIE MAE SERVICING CONTRACTS

11.01      The Guarantee. The Guarantors, jointly and severally, hereby fully and unconditionally guarantee, each as a primary obligor and not as a surety, to each Credit Party the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on all Obligations from time to time owing to any Credit Party under this Agreement and under any Notes and by any Loan Party under any of the other Loan Documents, in each case strictly in accordance with the terms thereof. The Guarantors hereby agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Guarantors also agree to cause Borrower to perform all of Borrower’s obligations under the Loan Documents.

11.02      Obligations Unconditional. The obligations of the Guarantors under Section 11.01 are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Loan Party under this Agreement or any Loan Documents, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or any other Loan Document shall be performed or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be amended in any respect, or any right under this Agreement or any other Loan Document or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)           any lien or security interest granted to, or in favor of, any Credit Party as security for any of the Obligations shall fail to be perfected.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Credit Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other Loan Document, or against any other Person under any other guarantee of, or security for, any of the Obligations. Each Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Obligations and notice of or proof of reliance by any Credit Party upon this guarantee or acceptance of this guarantee, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between Borrower and the Credit Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Obligations at any time or from time to time held by the Credit Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by any Credit Party or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Credit Parties, until there are no Obligations outstanding.

11.03      Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. Each Guarantor agrees that it will indemnify each of the Credit Parties on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by it in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, willful misconduct, or bad faith of such Credit Party.

11.04      Subrogation; Subordination. Each Guarantor agrees that until the indefeasible payment and satisfaction in full in cash of all Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against Borrower of any of the Obligations or any security for any of the Obligations. The payment of any amounts due with respect to any indebtedness of Borrower now or hereafter owing to any Guarantor by reason of any payment by such Guarantor under the guarantee in this Article XI is hereby subordinated to the prior indefeasible payment in full in cash of the Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Borrower to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the Obligations collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Credit Parties and be paid over to Administrative Agent on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guarantee contained herein.

11.05      Remedies. Each Guarantor agrees that, as between such Guarantor and the Credit Parties, the obligations of Borrower under this Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided herein, or shall be deemed to have become automatically due and payable in the circumstances provided herein, for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

11.06      Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee, and shall apply to all Obligations whenever arising.

11.07      Pledge of Investor Servicing Rights by Green Park.

(a)           Green Park hereby grants the Collateral Agent for the benefit of the Credit Parties, a security interest (the “Green Park Investor Security Interest”) in the following (the “Green Park Investor Collateral”) to secure payment and performance of the Obligations: all servicing income actually received by Green Park with respect to the Mortgage Loans (“Green Park Investor Designated Loans”) serviced at any time and from time to time under any Servicing Contracts between Green Park and an Investor (collectively, “Investor Servicing Contracts”), but not in the Investor Servicing Contracts or any other income related to the Green Park Investor Designated Loans. Collateral Agent’s security interest is subject and subordinate to all rights, remedies, powers and prerogatives of the

Investors under all applicable selling and servicing agreements between such Investors and Green Park (collectively, the “Investor Agreements”), including an Investor’s right (if set forth in the applicable Investor Agreement) to terminate Green Park’s servicing rights with respect to the Green Park Investor Designated Loans as provided in the applicable Investor Agreement. Without limiting the generality of the foregoing provisions, Collateral Agent acknowledges that its security interest is subject to the rights of any Investor which must approve Collateral Agent’s security interest pursuant to the terms of the applicable Investor Agreement.

(b)           Green Park each authorizes the Collateral Agent to file such financing statements as the Collateral Agent deems reasonably necessary to perfect the Security Interest in the Green Park Investor Collateral.

(c)           Subject to Section 11.07(a), Green Park hereby irrevocably appoints (which appointment is coupled with an interest) the Collateral Agent, or its delegate, as the attorney in fact of Green Park with the right (but not the duty) from time to time, following the occurrence and during the continuance of an Event of Default, to (i) create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Green Park any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Green Park under this Section 11.07; (ii) convert all or any portion of the Green Park Investor Collateral into cash, including, without limitation, the sale (either public or private) of all or any portion or portions of the Green Park Investor Collateral; (iii) enforce collection of the Green Park Investor Collateral, either in its own name or in the name of Green Park, as the case may be, including, without limitation, executing releases and prosecuting, defending, compromising or releasing any action relating to the Green Park Investor Collateral; and (iv) take such other actions as Collateral Agent deems necessary or desirable in order to continue the perfection and priority of the Green Park Investor Security Interest or realize upon the Green Park Investor Collateral. The Collateral Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Collateral Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to Green Park or any other Person except for gross negligence, willful misconduct or in bad faith.

(d)           To the extent that Green Park Investor Designated Loans remain subject to the Investor Agreements, Green Park will remain the servicer of the Green Park Investor Designated Loans and will continue to service the Green Park Investor Designated Loans in accordance with applicable Investor requirements. Green Park shall not pledge any of its servicing rights with respect to the Green Park Investor Designated Loans to any other Person, nor agree to give a negative pledge thereof to any other Person.

(e)           Collateral Agent has no right to service the Green Park Investor Designated Loans or affect the manner in which Green Park services the Green Park Investor Designated Loans. If an Investor terminates Green Park’s servicing rights with respect such Investor’s Green Park Investor Designated Loans, this pledge will automatically terminate.

(f)            Upon the occurrence and during the continuance of an Event of Default for 30 days or more and the exercise by the Collateral Agent of its rights under Section 9.02, Collateral Agent may: (i) direct that all servicing fees payable to Green Park with respect to the Green Park Investor Designated Loans be deposited into lockbox accounts held by Collateral Agent; (ii) in its own name, in the name of Green Park, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Green Park Investor Collateral, but Collateral Agent has no obligation to do so; (iii) by written notice to Green Park, direct Green Park to sell the servicing rights to the Green Park Investor Designated Loans of such Person (in which event, Green

Park shall (x) retain a nationally recognized firm that specializes in the sale of similar servicing rights (which firm must be reasonably acceptable to Collateral Agent) and (y) sell the servicing rights to the subject Green Park Investor Designated Loans to another servicer within 60 days of such notice from Collateral Agent); and (iv) exercise and enforce any or all rights and remedies available upon default to Collateral Agent under the UCC, at law or in equity. Any sale of the Green Park Investor Collateral might be subject to the approval of the subject Investor. All proceeds of such sale will be applied first to the expenses of the sale, then to any amounts due to the subject Investor for Green Park under the Servicing Contracts sold, and then to the outstanding balance of the Obligations (as provided in Section 9.03), with any remaining balance remitted to Green Park.

(g)           After the occurrence and during the continuance of an Event of Default for 30 days or more, Collateral Agent or its designee is entitled to service and receive and collect all sums payable to Green Park in respect of the Green Park Collateral, and, in such case (1) Collateral Agent or its designee in its discretion may, in its own name, in the name of Green Park, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Green Park Collateral, but Collateral Agent has no obligation to do so, (2) Green Park must, if Collateral Agent requests it to do so, hold in trust for the benefit of the Lenders and immediately pay to Collateral Agent at its office designated by Notice, all amounts received by Green Park upon or in respect of any of the Green Park Collateral, advising Collateral Agent as to the source of those funds and (3) all amounts so received and collected by Collateral Agent will be held by it as part of the Green Park Collateral.

(h)           To the extent any amounts are received by the Collateral Agent pursuant to this Section, all rights Green Park against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.

11.08      Pledge of Investor Servicing Rights by WDLLC.

(a)           WDLLC hereby grants the Collateral Agent for the benefit of the Credit Parties, a security interest (the “WDLLC Investor Security Interest”) in the following (the “WDLLC Investor Collateral”) to secure payment and performance of the Obligations: all servicing income actually received by WDLLC with respect to the Mortgage Loans (“WDLLC Investor Designated Loans”) serviced at any time and from time to time under any Servicing Contracts between WDLLC and a WDLLC Investor (collectively, “WDLLC Investor Servicing Contracts”), but not in the WDLLC Investor Servicing Contracts or any other income related to the WDLLC Investor Designated Loans. Collateral Agent’s security interest is subject and subordinate to all rights, remedies, powers and prerogatives of the WDLLC Investors under all applicable selling and servicing agreements between such WDLLC Investors and WDLLC (collectively, the “WDLLC Investor Agreements”), including a WDLLC Investor’s right (if set forth in the applicable WDLLC Investor Agreement) to terminate WDLLC’s servicing rights with respect to the WDLLC Investor Designated Loans as provided in the applicable WDLLC Investor Agreement. Without limiting the generality of the foregoing provisions, Collateral Agent acknowledges that its security interest is subject to the rights of any WDLLC Investor which must approve Collateral Agent’s security interest pursuant to the terms of the applicable WDLLC Investor Agreement.

(b)           WDLLC each authorizes the Collateral Agent to file such financing statements as the Collateral Agent deems reasonably necessary to perfect the Security Interest in the WDLLC Investor Collateral.

(c)           Subject to Section 11.08(a), WDLLC hereby irrevocably appoints (which appointment is coupled with an interest) the Collateral Agent, or its delegate, as the attorney in fact of WDLLC with the right (but not the duty) from time to time, following the occurrence and during the continuance of an Event of Default, to (i) create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of WDLLC any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by WDLLC under this Section 11.08; (ii) convert all or any portion of the WDLLC Investor Collateral into cash, including, without limitation, the sale (either public or private) of all or any portion or portions of the WDLLC Investor Collateral; (iii) enforce collection of the WDLLC Investor Collateral, either in its own name or in the name of WDLLC, as the case may be, including, without limitation, executing releases and prosecuting, defending, compromising or releasing any action relating to the WDLLC Investor Collateral; and (iv) take such other actions as Collateral Agent deems necessary or desirable in order to continue the perfection and priority of the WDLLC Investor Security Interest or realize upon the WDLLC Investor Collateral. The Collateral Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Collateral Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to WDLLC or any other Person except for gross negligence, willful misconduct or in bad faith.

(d)           To the extent that WDLLC Investor Designated Loans remain subject to the Investor Agreements, WDLLC will remain the servicer of the WDLLC Investor Designated Loans and will continue to service the WDLLC Investor Designated Loans in accordance with applicable Investor requirements. WDLLC shall not pledge any of its servicing rights with respect to the WDLLC Investor Designated Loans to any other Person, nor agree to give a negative pledge thereof to any other Person.

(e)           Collateral Agent has no right to service the WDLLC Investor Designated Loans or affect the manner in which WDLLC services the WDLLC Investor Designated Loans. If a WDLLC Investor terminates WDLLC’s servicing rights with respect such WDLLC Investor’s WDLLC Investor Designated Loans, this pledge will automatically terminate.

(f)            Upon the occurrence and during the continuance of an Event of Default for 30 days or more and the exercise by the Collateral Agent of its rights under Section 9.02, Collateral Agent may: (i) direct that all servicing fees payable to WDLLC with respect to the WDLLC Investor Designated Loans be deposited into lockbox accounts held by Collateral Agent; (ii) in its own name, in the name of WDLLC, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the WDLLC Investor Collateral, but Collateral Agent has no obligation to do so; (iii) by written notice to WDLLC, direct WDLLC to sell the servicing rights to the WDLLC Investor Designated Loans of such Person (in which event, WDLLC shall (x) retain a nationally recognized firm that specializes in the sale of similar servicing rights (which firm must be reasonably acceptable to Collateral Agent) and (y) sell the servicing rights to the subject WDLLC Investor Designated Loans to another servicer within 60 days of such notice from Collateral Agent); and (iv) exercise and enforce any or all rights and remedies available upon default to Collateral Agent under the UCC, at law or in equity. Any sale of the WDLLC Investor Collateral might be subject to the approval of the subject WDLLC Investor. All proceeds of such sale will be applied first to the expenses of the sale, then to any amounts due to the subject WDLLC Investor for WDLLC under the Servicing Contracts sold, and then to the outstanding balance of the Obligations (as provided in Section 9.03), with any remaining balance remitted to WDLLC.

(g)           After the occurrence and during the continuance of an Event of Default for 30 days or more, Collateral Agent or its designee is entitled to service and receive and collect all sums payable to WDLLC in respect of the WDLLC Collateral, and, in such case (1) Collateral Agent or its designee in its discretion may, in its own name, in the name of WDLLC, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the WDLLC Collateral, but Collateral Agent has no obligation to do so, (2) WDLLC must, if Collateral Agent requests it to do so, hold in trust for the benefit of the Lenders and immediately pay to Collateral Agent at its office designated by Notice, all amounts received by WDLLC upon or in respect of any of the WDLLC Collateral, advising Collateral Agent as to the source of those funds and (3) all amounts so received and collected by Collateral Agent will be held by it as part of the WDLLC Collateral.

(h)           To the extent any amounts are received by the Collateral Agent pursuant to this Section, all rights of WDLLC against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.

11.09      Grant of Security Interest in Transaction Documents.

(a)           WDLLC hereby grants the Collateral Agent for the benefit of the Credit Parties, a security interest (the “Transaction Documents Security Interest”) in the following (the “Transaction Documents Collateral”) to secure payment and performance of the Obligations: all rights of WDLLC arising under any of the Transaction Documents, including all payments and proceeds arising therefrom.

(b)           WDLLC each authorizes the Collateral Agent to file such financing statements as the Collateral Agent deems reasonably necessary to perfect the Security Interest in the Transaction Documents Collateral.

(c)           WDLLC hereby irrevocably appoints (which appointment is coupled with an interest) the Collateral Agent, or its delegate, as the attorney in fact of WDLLC with the right (but not the duty) from time to time, following the occurrence and during the continuance of an Event of Default, to (i) create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of WDLLC any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by WDLLC under this Section 11.07; (ii) convert all or any portion of the Transaction Documents Collateral into cash, including, without limitation, the sale (either public or private) of all or any portion or portions of the Transaction Documents Collateral; (iii) enforce collection of the Transaction Documents Collateral, either in its own name or in the name of WDLLC, as the case may be, including, without limitation, executing releases and prosecuting, defending, compromising or releasing any action relating to the Transaction Documents Collateral; and (iv) take such other actions as Collateral Agent deems necessary or desirable in order to continue the perfection and priority of the Transaction Documents Security Interest or realize upon the Transaction Documents Collateral. The Collateral Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Collateral Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to WDLLC or any other Person except for gross negligence, willful misconduct or in bad faith.

(d)           Each of the Loan Parties acknowledges and agrees, and shall cause CGL to acknowledge and agree, that the Collateral Agent may enforce any and all of WDLLC’s rights under the provisions of the Transaction Documents notwithstanding any term or provision contained in the Transaction Documents to the contrary.

ARTICLE XII.
MISCELLANEOUS

12.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written Consent of such Lender;

(b)           postpone any date fixed by this Agreement or any other Loan Document for (i) any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender entitled to such payment, or (ii) any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written Consent of each Lender;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)           change Section 2.09 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(e)           change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f)            except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g)           release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender; or

(h)           except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan

Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(i)            If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 12.13 if the replacement of such Non-Consenting Lender, together with all other such assignments required by the Borrower to be made pursuant to this paragraph, would be sufficient to cause there to be enough affirmative votes by Lenders for the proposed amendment, waiver, consent or release to be effective.

12.02      Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, if to the Loan Parties, or any Credit Party, to the address, telecopier number, electronic mail address or telephone number specified for such Person below:

If to a Loan Party:	Walker & Dunlop
7501 Wisconsin Avenue — Suite 1200
Bethesda, Maryland 20814
Attention: Donna Mighty
Facsimile: (202) 737-1847

With a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention:
Facsimile:

If to an Agent:	Bank of America, N.A.
Mail Stop: MA DE 10304X
One Federal Street
Boston, MA 02110
Attention: Jane Huntington
Facsimile: (617) 346-5025

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, MA 02108
Attention: Ronald N. Braunstein, Esquire
Facsimile: (617) 880-3456

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc. Each of the Loan Parties and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agents. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)           Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

12.03      No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

12.04      Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay all Credit Party Expenses.

(b)           The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, any Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) in connection with such capacity.

(d)           To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05      Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void), and in any event, Bank of America shall at all times hold not less than 75% of the Outstanding Amount of all Loans. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts

(A)  in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)  in any case not described in subsection (b)(i)(A) of this Section, the portion of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(C)  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan;

(D)  Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(E)   Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 12.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.07      Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non- confidential basis from a source other than the Loan Parties and (1) which source, if prohibited from making such disclosure, is not actually known by such Credit Party, acting reasonably, to be so prohibited and (2) it would not be apparent to a reasonable person familiar with the Loan Party or Subsidiary as a Lender that such Information is confidential.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or it would be apparent to a reasonable person familiar with the Loan Party or Subsidiary as a Lender that such information is confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.08      Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.11      Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05, 12.04 and Article XI shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Other Liabilities.

12.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b)           SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE COMMONWEALTH OF MASSACHUSETTS , AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COMMONWEALTH OF MASSACHUSETTS (SUFFOLK COUNTY) COURT OR, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)           ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

12.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

12.17      USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

12.18      Time of the Essence. Time is of the essence of the Loan Documents.

12.19      Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure. Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.20      Additional Waivers.

(a)           The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)           The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)           To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)           Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

12.21      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.22      Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GPF ACQUISITION, LLC

By: Walker & Dunlop GP, LLC, its Managing Member

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

WALKER & DUNLOP MULTIFAMILY, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

WALKER & DUNLOP GP, LLC

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

GREEN PARK FINANCIAL LIMITED PARTNERSHIP

By: Walker & Dunlop GP, LLC, its Managing General Partner

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Managing Member

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

WALKER & DUNLOP, LLC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ Jane E. Huntington
Name:	Jane E. Huntington
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jane E. Huntington
Name:	Jane E. Huntington
Title:	Senior Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ Michael A. Johnson
Name:	Michael A. Johnson
Title:	Vice President

4

EXHIBIT A

NOTE

$	, 2006

FOR VALUE RECEIVED, the undersigned (the, “Borrower”), promises to pay                                               (hereinafter, together with its successors in title and registered assigns or its registered agents, the “Lender”), c/o Bank of America, N.A., One Federal Street, Boston, Massachusetts 02110, the principal sum of                           AND NO/100 ($                     ) DOLLARS, or such greater or lesser amounts as may be due and payable as provided in the Credit Agreement dated of even date (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, (i) the Borrower, (ii) the Guarantors, (iii) Green Park, (iv) Bank of America, N.A., a national banking association, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties, and (v) the Lenders party thereto, with interest, fees, expenses, and costs at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Borrower shall have the right to repay amounts hereunder pursuant to the terms and subject to the conditions of the Credit Agreement, it being understood by Borrower, as provided in the Credit Agreement, that amounts repaid hereunder may not be reborrowed. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Lender’s Loan, the accrual of interest thereon, and the repayment of the Lender’s Loan, shall be prima facie evidence of the indebtedness hereunder, absent manifest error.

No delay or omission by the Agent or the Lender in exercising or enforcing any of Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

Borrower, and each endorser and guarantor of this Note, each waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by Agent and/or the Lender with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon Borrower, each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors and registered assigns.

B-1

The liabilities of Borrower, and of any endorser or guarantor of this Note, are joint and several, provided, however, the release by Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all liabilities, obligations and indebtedness to the Lender of the Person from whom contribution is sought have been satisfied in full.

Borrower agrees that any suit for the enforcement of this Note or any other Loan Document may be brought in any Commonwealth of Massachusetts or federal court, in either case sitting in Suffolk County, Massachusetts as the Agent may elect in its sole discretion, and consents to the non-exclusive jurisdiction of such courts. Borrower hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. Borrower agrees that any action commenced by Borrower asserting any claim or counterclaim arising under or in connection with this Note or any other Loan Document shall be brought solely in any Commonwealth of Massachusetts or federal court, in either case sitting in Suffolk County, Massachusetts as the Agent may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts with respect to any such action.

THIS NOTE IS DELIVERED TO THE LENDER AT THE OFFICES OF THE AGENT IN BOSTON, MASSACHUSETTS, AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Note, is relying thereon. BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date set forth above.

BORROWER:

GPF ACQUISITION, LLC

By:
Name:
Title:

SP-1 [Term Note]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Amended and Restated Credit Agreement, dated as of January         , 2009 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”), between and among GPF ACQUISITION, LLC (the “Borrower”), WALKER & DUNLOP MULTIFAMILY, INC., WALKER & DUNLOP GP, LLC, GREEN PARK FINANCIAL LIMITED PARTNERSHIP, WALKER & DUNLOP, INC., and WALKER & DUNLOP LLC (“WDLLC”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent and collectively, the “Agents”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned each hereby certifies to the Agents and Lenders that, as of the close of business on                     (“Statement Date”):

1.                                      I am the Responsible Officer, having the title below, of the entity for which I have signed this Certificate.

2.                                      As demonstrated by the attached calculations supporting this Compliance Certificate, no Event of Default exists under Section 7.14 of the Credit Agreement, or, if any such Event of Default exists, a detailed explanation is attached setting forth the nature and the period of existence of any such Default or Event of Default.

3.                                      I have reviewed the terms of the Credit Agreement, and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Loan Parties and their Subsidiaries and WDLLC. That review has not disclosed, and I have no other knowledge of the existence of, any Default or Event of Default, or if any such Default or Event of Default existed or exists, a detailed explanation is attached setting forth the nature and the period of existence of such Default or Event of Default and the action the applicable Loan Party, Subsidiary thereof and/or WDLLC has taken, is taking or proposes to take with respect that Default or Event of Default.

4.                                      In accordance with Section 6.01 of the Credit Agreement, attached are the financial statements and related materials of the Loan Parties (other than the Borrower, but only with respect to the Compliance Certificate delivered as of the Closing Date) and their Subsidiaries and of WDLLC as of the Statement Date. The financial statements for the period ending on the Statement Date fairly present in all material respects the financial condition and results of operations of the Loan Parties (other than the Borrower, but only with respect to the Compliance Certificate delivered as of the Closing Date) and their Subsidiaries and of WDLLC, as of the Statement Date.

[Remainder of page intentionally left blank]

Submitted under the pains and penalties of perjury this         day of         , 2   .

GPF ACQUISITION, LLC

By: Walker & Dunlop GP, LLC, its Managing Member

By:
Name:
Title:

WALKER & DUNLOP MULTIFAMILY, INC.

By:
Name:
Title:

WALKER & DUNLOP GP, LLC

By:
Name:
Title:

GREEN PARK FINANCIAL LIMITED PARTNERSHIP

By: Walker & Dunlop GP, LLC, its Managing General Partner

By:
Name:
Title:

WALKER & DUNLOP, INC.

By:
Name:
Title:

WALKER & DUNLOP LLC

By: , its Managing Member

By:
Name:
Title:

S/1

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated: as of             , 200

Reference is made to that certain Credit Agreement dated as of October     , 2006, by and among GPF ACQUISITION, LLC (the “Borrower”), WALKER & DUNLOP MULTIFAMILY, INC. and WALKER & DUNLOP GP LLC, as Guarantors, GREEN PARK FINANCIAL LIMITED PARTNERSHIP (“Green Park”), and WALKER & DUNLOP, INC., as pledgors (each, a “Pledgor”), BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent and the Lenders party thereto (as amended, modified, restated and/or supplemented and in effect, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

                                    (the “Assignor”) and                                    (the “Assignee”) agree as follows:

1.            The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, $                           of the unpaid principal balance outstanding under the Assignor’s Note, representing an Applicable Percentage of (    %) as of the Effective Date (as hereinafter defined).

2.             The Assignor:

(a)                                  represents that as of the date hereof, its Applicable Percentage of the outstanding principal amount of the Term Loan (without giving effect to assignments thereof which have not yet become effective) is     %, and the unpaid principal balance of the Term Loan outstanding under the Note held by the Assignor (unreduced by any assignments thereof which have not yet become effective) is $                                 ;

(b)                                  makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim, and that it is legally authorized to enter into this Assignment and Acceptance;

(c)                                  makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any other Loan Party, Green Park or any other Person which may be primarily or secondarily liable in respect of any of the Obligations or any of their obligations, or the performance or observance by the Borrower, any other Loan Party, Green Park, or any other Person primarily or secondarily liable in respect of any of the Obligations under any of the Loan Documents or obligations under any other instrument or document delivered or executed pursuant thereto; and

(d)                                  attaches the Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Note for a new Note payable to each of the Assignor and the Assignee as follows:

	Note Payable to the Order of:	Amount of Note

Assignor		$

Assignee		$

3.             The Assignee

(a)                                  represents and warrants that it is legally authorized to enter into this Assignment and Acceptance;

(b)                                  confirms that it has received a copy of the Loan Documents, together with copies of the most recent financial statements of the Loan Parties and Green Park delivered pursuant to the Credit Agreement and such other documents and information as the Assignee has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(c)                                  confirms and represents that, independently and without reliance upon the Assignor, the Administrative Agent, or any other Lender and based on such documents and information as the Assignee deems appropriate, made such Person’s own credit decision to join in the credit facility contemplated by the Loan Documents and to become a “Lender”;

(d)                                  agrees that it will, independently and without reliance upon the Assignor, any other Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents;

(e)                                  confirms that it is an Eligible Assignee;

(f)                                    appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are expressly delegated to or conferred upon the Administrative Agent by the terms of the Loan Documents together with such other powers as are reasonably incidental thereto

(g)                                 agrees that it will perform all the obligations which by the terms of the Loan Documents are required to be performed by the Assignee as a Lender in accordance with the terms of the Loan Documents; and

(h)                                 specifies as its address for notices the office set forth beneath its name on the signature page hereof.

4.                                      The effective date for this Assignment and Acceptance shall be               ,               (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording in the Register by the Administrative Agent. Upon such acceptance and recording, from and after the Effective Date:

(a)                                       the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; and

(b)                                       the Assignor shall, with respect to that portion of its interest under the Loan Documents assigned hereunder relinquish its future rights and be released from its future obligations under the Loan Documents but shall remain liable for all obligations which arose prior to such assignment.

5.                                      Upon acceptance and recording hereof, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the rights and obligations assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by the Administrative Agent or with respect to the making of this assignment directly between themselves.

THIS ASSIGNMENT AND ACCEPTANCE IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

“ASSIGNOR”

By:
Name:
Title:

“ASSIGNEE”

By:
Name:
Title:

Notice Address of Assignee:

Attn:
Telephone No.:
Telecopier No.:

Wiring Instructions of Assignee:

The Administrative Agent hereby approves the foregoing assignment.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

If required under the Credit Agreement, the Borrower hereby approves the foregoing assignment.

GPF ACQUISITION, LLC.

By:
Name:
Title:

Schedule 2.01

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$31,875,000.00	75.00000%

National City Bank	$10,625,000.00	25.00000%

	$42,500,000.00	100.00000%

Schedule 5.01

Loan Parties Organizational Information

Name in Official Filings	State of Incorporation or Organization	Organization Type	Organization Number	Federal Employer ID Number
Green Park Financial Limited Partnership	District of Columbia	Partnership	N/A	52-2024351
GPF Acquisition, LLC	Delaware	Limited Liability Company	N/A	06-1797612
Walker & Dunlop Multifamily, Inc.	Delaware	S-corporation	N/A	52-1572893
Walker & Dunlop GP, LLC	Delaware	Limited Liability Company	N/A	52-2002612
Walker & Dunlop, LLC	Delaware	Limited Liability Company	N/A	80-0312140
Walker & Dunlop, Inc.	Delaware	S-corporation	N/A	52-1521634

Section 5.10

Insurance

Insurer	Type of Insurance	Policy Number
1. Great Northern Insurance Company	Commercial Package Policy	3567-12-21
2. Federal Insurance Company	Business Automobile Policy	7354-73-86
3. Chubb Indemnity Insurance Company	Workers Compensation Policy	7170-24-36
4. Federal Insurance Company	Umbrella Policy	7986-04-05
5. Travelers Casualty and Surety Company of America	Fiduciary Liability Policy	105129603
6. Travelers Casualty and Surety Company of America	ERISA Bond	104543075
7. Lloyd’s of London	Special Mortgage Bankers Bond	SUA 3274
8. Lloyd’s of London	Excess Special Mortgage Bankers Bond	P014010800
9. Great American Insurance Company	D&O Profit – Private Companies	DOL5592781
10. Lloyd’s of London	Mortgage Protection Insurance for Financial Institutions	B066435562A08
11. Lloyd’s of London	Mortgage Company Professional Liability	SUA 11654
12. Ohio National Life	Keyman Life	6860021

Section 5.13

Subsidiaries; Other Equity Investments

Part (a) – List of Subsidiaries

Loan Party	Subsidiary Name	Jurisdiction	Equity Interest
Green Park Financial LP	Green Park Express LLC	Delaware	$10,000 (approximate)

Part (b) – Equity Investments

Loan Party	Entity Name	Jurisdiction	Equity Interest
Green Park Financial Limited Partnership	Green Park Express LLC	Delaware	$36,929 (book)
Walker & Dunlop GP, LLC	Green Park Financial Limited Partnership	District of Columbia	$273,600 (book)
Walker & Dunlop GP, LLC	GPF Acquisition LLC	Delaware	$92,446 (book)
Walker & Dunlop Multifamily, Inc.	Green Park Financial Limited Partnership	District of Columbia	$21,663,849 (book)
GPF Acquisition, LLC	Green Park Financial Limited Partnership	District of Columbia	$49,171,483 (book)
Green Park Financial Limited Partnership	Walker & Dunlop, LLC	Delaware	$55,438,137 (book)
Walker & Dunlop, Inc.	Walker & Dunlop, LLC	Delaware	$130,404 (book)
Green Park Financial Limited Partnership	Walker & Dunlop II, LLC	Delaware	$0

Except as set forth on Part (d) of this Schedule 5.13 or otherwise set forth in the Loan Documents, there are no outstanding rights to purchase any Equity Interests in any Loan Party or the Subsidiary listed in Part (a) above.

Part (c) – List of Owners

Green Park Financial Limited Partnership

General Partners of GPF:

Walker & Dunlop GP, LLC – Managing General Partner (0.5% partnership interest)

GPF Acquisition, LLC – Associate General Partner (0.5% partnership interest)

Class A Limited Partners of GPF:

Walker & Dunlop Multifamily, Inc. (50.5% partnership interest)

GPF Acquisition, LLC (48.5% partnership interest)

Class B Limited Partners of GPF:

GPF Acquisition, LLC

Walker & Dunlop Multifamily, Inc.

Mallory Walker – 758 shares (74.0957%)

William M. Walker – 65 shares (6.3539%)

Taylor S. Walker – 65 shares (6.3539%)

Howard W. Smith(1) – 135 shares (13.1965%)

Walker & Dunlop GP, LLC

Mallory Walker – 75% of equity interests

William M. Walker – 25% of equity interests

GPF Acquisition, LLC

Walker & Dunlop GP, LLC – 1.1299% of equity interests

Mallory Walker – 14.1243% of equity interests

Howard W. Smith – 21.5424% of equity interests

William M. Walker – 49.3164% of equity interests

Taylor S. Walker – 7.1073% of equity interests

Richard C. Warner – 3.9548% of equity interests

Donna Mighty – 2.8249% of equity interests

Walker & Dunlop, LLC

Green Park Financial Limited Partnership – 59.8% of equity interests

Walker & Dunlop, Inc. – 5.0%

Column Guaranteed LLC – 35%

Walker & Dunlop II, LLC – 0.2%

Walker & Dunlop, Inc.

Individual	Ownership Percentage
Mallory Walker	0.7992%
Howard Smith	5.5934%
Taylor Walker	39.5595%
Willy Walker	45.1528%
J. B. Gurley	3.3562%
Ted Hermes	2.2100%
Michael Yavinsky	2.2100%
Donna Mighty	1.1190%
Total	100%

Part (d) – Liens and Repurchase Rights

Walker & Dunlop, LLC

•                  Amended and Restated Operating Agreement of Walker & Dunlop, LLC dated as of January    ,2009.

(1) Fifty three shares are pledged to Walker & Dunlop Multifamily, Inc. as collateral for a note receivable from
Howard W. Smith.

Walker & Dunlop Multifamily, Inc.

•                       Stock Purchase and Stockholder’s Agreement by and among Walker & Dunlop Multifamily, Inc. and Howard W. Smith, dated May 1, 1997.

•                       Stock Purchase and Stockholder’s Agreement by and among Walker & Dunlop Multifamily, Inc. and Howard W. Smith, dated January 1, 2003, as amended pursuant to an amendment dated as of October 31, 2006.

•                       Pledge Agreement by and among Walker & Dunlop Multifamily, Inc. and Howard W. Smith dated January 1, 2003.

•                       Note payable to Walker & Dunlop Multifamily, Inc. by Howard W. Smith dated January 1, 2003.

Walker & Dunlop GP, LLC

•                      Membership Interest Purchase and Member’s Agreement by and among Walker & Dunlop GP, LLC and William M. Walker, dated January 1, 2006, as amended pursuant to an amendment dated as of October 31, 2006.

Walker & Dunlop, Inc.

•                       Stock Purchase and Stockholder’s Agreement by and between Walker & Dunlop, Inc. and William M. Walker, dated January 1, 2004, as amended on October 31, 2006.

•                       Pledge Agreement by and between Walker & Dunlop, Inc. and William M. Walker, dated January 1, 2004.

•                       Stock Purchase and Stockholder’s Agreement by and between Walker & Dunlop, Inc. and Howard W. Smith, dated January 1, 2004, as amended on October 31, 2006.

•                       Pledge Agreement by and between Walker & Dunlop, Inc. and Howard W. Smith, dated January 1, 2004.

•                       Note payable to Walker & Dunlop, Inc. by Howard W. Smith, dated January 1, 2004.

•                       Stock Purchase and Stockholder’s Agreement by and between Walker & Dunlop, Inc. and Michael P. Yavinksy, dated January 1, 2004.

•                       Stock Purchase and Stockholder’s Agreement by and between Walker & Dunlop, Inc. and Donna M. Mighty, dated January 1, 2004.

•                       Stock Purchase and Stockholder’s Agreement by and between Walker & Dunlop, Inc. and James B. Gurley, dated January 1, 2004.

•                       Stock Purchase and Stockholder’s Agreement by and between Walker & Dunlop, Inc. and Edward B. Hermes, dated November 1, 2005.

Section 5.21

Deposit Accounts

Section 5.24

Material Contracts

Loan Agreement, dated January 19, 2006, by and between Walker & Dunlop Multifamily, Inc. and United Bank.

Fannie Mae Mortgage Selling and Servicing Contract by and between Federal National Mortgage Association and Green Park Financial Limited Partnership dated July 24, 1990.

Delegated Underwriting and Servicing Addendum to Mortgage Selling and Servicing Contract by and between Federal National Mortgage Association and Green Park Financial Limited Partnership dated March 4, 1994.

Second DUS Addendum to Mortgage Selling and Servicing Contract by and between Federal National Mortgage Association and Green Park Financial Limited Partnership dated May 15, 1998.

Master Loss Sharing Agreement by and between Federal National Mortgage Association and Green Park Financial Limited Partnership dated March 15, 1994.

Second Amended and Restated Delegated Underwriting and Servicing Reserve Agreement by and between Federal National Mortgage Association, U.S. Bank National Association and Green Park Financial Limited Partnership dated as of August 1, 2008.

Amended and Restated Warehousing Credit and Security Agreement, dated January     , 2009, by and between Green Park Financial Limited Partnership, Walker & Dunlop, LLC and Bank of America, N.A.

Third Amended and Restated Loan Agreement, dated January     , 2009, by and among Green Park Financial Limited Partnership, Walker & Dunlop, LLC and National City Bank.

Amended and Restated Operating Agreement of Walker & Dunlop, LLC dated as of January       , 2009.

DUS Plus Mezzanine Loan Addendum to Mortgage Selling and Servicing Contract by and between Fannie Mae and GPF dated July 6, 2005.

3MaxExpress Streamlined Mortgage Loan Addendum to Mortgage Selling and Servicing Contract by and between Fannie Mae and GPF dated May 1, 2000.

Multifamily As Soon As Pooled Plus Agreement by and between Fannie Mae and GPF dated May 20, 2008.

Multifamily As Soon As Pooled Sale Agreement by and between Fannie Mae and GPF dated November 21, 2008.

Mezzanine Loan Servicing Agreement by and between RCG Longview Mezz Plus, L.P. and GPF dated July 1, 2005.

Section 7.01
Existing Liens

SECURED PARTY	FILE DATE	FILE #	COLLATERAL DESCRIPTION
Debtor: Green Park Financial Limited Partnership Jurisdiction: District of Columbia

1. National City Bank of Kentucky; Amended to National City Bank as of 08/01/06.	09/20/00	2000084812	Underlying loans, notes and related mortgages described more fully on the financing statement. Amendments filed 11/22/02, 04/28/03, 01/14/05 and 09/09/05. Continuations filed 09/09/05 and 09/13/05

2. National City Bank of Kentucky	05/12/05	2005064911	UCC-1 in lieu of continuation filed originally in state of Maryland on 08/07/00. Collateral is underlying loans, notes and related mortgages described more fully on the financing statement.

3. Bank of America, NA	12/02/05	2005173531	Certain mortgage loans, mortgage notes, mortgages, and related property.

4. Bank of America, NA	11/01/06	2006148680	All right, title and interest to all servicing income with respect to mortgage loans described more fully on the financing statement.

5. Bank of America, NA	11/01/06	2006148682	All right, title and interest to all servicing income with respect to mortgage loans described more fully on the financing statement.

6. U.S. Bank National Association	10/03/07	2007127860	All right, title and interest in collateral held by Fannie Mae or U.S. Bank National Association described more fully on the financing statement.

Debtor: Walker & Dunlop GP, LLC Jurisdiction: Delaware

7. Bank of America, N.A., as Collateral Agent	11/01/06	63827771	100% of the membership interests in GPF Acquisition, LLC